                                                                    EXHIBIT 99.1

PROSPECTUS

                               3,125,000 SHARES
                      [LOGO OF EINSTEIN NOAH BAGEL CORP.]
                                 COMMON STOCK
                                ---------------
  All of the shares of Common Stock offered hereby are being issued and sold by Einstein/Noah Bagel Corp. (the "Company"). Of the 3,125,000 shares offered hereby, 2,700,000 shares are being offered in an Initial Public Offering and 425,000 shares are being offered in a non-underwritten Concurrent Public Offering by the Company directly to certain persons or entities, consisting primarily of officers, directors and employees of each of the Company and Boston Chicken, Inc. ("Boston Chicken"). Shares of Common Stock offered in the Concurrent Public Offering are being offered at a price equal to the initial public offering price per share, net of underwriting discount. Boston Chicken will not be a purchaser in the Concurrent Public Offering.

  Concurrent with the offering of the shares hereby, the Company is offering an additional 2,000,000 shares of Common Stock in a Concurrent Private Placement to Boston Chicken at a price equal to the initial public offering price per share, net of underwriting discount. Following the Offerings, Boston Chicken is expected to beneficially own approximately 60.4% of the outstanding shares of Common Stock.

  Prior to the Offerings, there has been no public market for the Common Stock of the Company. The purchase price for the shares being offered in the Concurrent Public Offering and the Concurrent Private Placement will be $15.81 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

  The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "ENBX," subject to notice of issuance.

  SEE "RISK FACTORS" AT PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.
                                ---------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                      PRICE TO   UNDERWRITING PROCEEDS TO
                                       PUBLIC    DISCOUNT (1) COMPANY (2)
- -------------------------------------------------------------------------
Per Share--Initial Public
 Offering..........................    $17.00       $1.19       $15.81
- -------------------------------------------------------------------------
Per Share--Concurrent Public
 Offering..........................    $15.81         --        $15.81
- -------------------------------------------------------------------------
Total (3)..........................  $52,619,250  $3,213,000  $49,406,250

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities
    Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $840,000.
(3) The Company has granted the several Underwriters an option for 30 days to purchase up to 405,000 additional shares of Common Stock, solely to cover over-allotments, if any. If such option is exercised in full, the total
    Price to Public, Underwriting Discount, and Proceeds to Company will be $59,504,250, $3,694,950, and $55,809,300, respectively. See
    "Underwriting."
                                ---------------
  The shares of Common Stock offered in the Initial Public Offering are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, subject to the approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or about August 7, 1996.
                                ---------------
MERRILL LYNCH & CO.
                              ALEX. BROWN & SONS
                                 INCORPORATED
                                                          MONTGOMERY SECURITIES
                                ---------------
                The date of this Prospectus is August 1, 1996.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

      NAME                  AGE                        POSITION
      ----                  ---                        --------
Scott A. Beck(3)            38   Chairman of the Board

Noah C. Alper               49   Vice Chairman of the Board

Mark R. Goldston            41   President, Chief Executive Officer and Director

Michael J. Beaudoin         34   Senior Vice President--Supply Chain

W. Eric Carlborg            32   Senior Vice President--Finance

David G. Stanchak           38   Vice President, Chief Development Officer and Director

Jeffrey L. Butler           34   President of Einstein Bros. Bagels Concept

Joel M. Alam                38   Vice President and Secretary

Paul A. Strasen             39   Vice President and General Counsel

Kyle T. Craig               48   Director

M. Laird Koldyke(1)(2)(3)   35   Director

Gail A. Lozoff              46   Director and Vice President--Design and Merchandising

John H. Muehlstein, Jr.(3)  41   Director

John A. Offerdahl(1)        31   Director and Vice President--Operations, Southeast Zone

Lloyd D. Ruth(1)(2)(3)      49   Director

- --------
(1) Member of the Audit Committee of the board of directors.
(2) Member of the Reporting Person Stock Option Committee of the board of directors.
(3) Member of the Compensation and Stock Option Committees of the board of directors.

  Messrs. Craig, Stanchak and Beck were elected to the board of directors as designees of Boston Chicken, Messrs. Koldyke, Muehlstein and Ruth were elected to the board of directors as designees of investors in the Company's March 1995 private placement and Messrs. Offerdahl and Daniel V. Colangelo (the Company's former President and Chief Executive Officer and formerly a director) and Ms. Lozoff were elected to the board of directors as designees of Offerdahl's, Brackman and Bagel & Bagel, respectively. Boston Chicken and Brackman did not designate nominees for the 1996 election of directors and the private placement investors designated Messrs. Koldyke, Muehlstein and Ruth for such election. All such contractual designation rights have expired or will expire upon the consummation of an initial public offering of the Common Stock. See "Risk Factors--Control by and Conflicts of Interest with Boston Chicken."

  All directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Officers serve at the pleasure of the board of directors.

  Mr. Beck became Chairman of the Board of the Company in July 1996. Mr. Beck has served as a director of the Company since March 1995. He has been Chief Executive Officer and a director of Boston Chicken since June 1992 and served as Chairman of Boston Chicken from such time until December 1995 when he became Co-Chairman. He was Vice Chairman of the Board of Blockbuster Entertainment Corporation ("Blockbuster") in Fort Lauderdale, Florida from September 1989 until January 1992, and Chief Operating Officer of Blockbuster from September 1989 to January 1991. Since 1980, Mr. Beck also has been President of Pace Affiliates, Inc., an investment banking firm he founded.

  Mr. Alper became the Company's Vice Chairman of the Board in March 1996. Mr. Alper founded Noah's in 1989 and served as its Chairman of the Board until March 1996.

  Mr. Goldston became President and Chief Executive Officer and a director of the Company in April 1996. Since January 17, 1996, Mr. Goldston has also been employed by Boston Chicken to undertake various special projects for Boston Chicken. From July 1994 to April 1996, Mr. Goldston was the Chairman and Chief Executive Officer of The Goldston Group, a strategic advisory firm which advises high-growth companies on improving performance and creating operating leverage and efficiencies. From October 1991 to June 1994, Mr. Goldston served as President and Chief Operating Officer of L.A. Gear, Inc. From September 1989 to October 1991, Mr. Goldston was a principal of Odyssey Partners, L.P., an investment firm, and from September 1988 to September 1989 served as Chief Marketing Officer of Reebok Inc.

  Mr. Beaudoin became the Company's Senior Vice President--Supply Chain in July 1996. Prior thereto, he served as Vice President and Chief Financial Officer of the Company from July 1995 to July 1996, after serving as Assistant to the Chairman of Boston Chicken from February 1995. From December 1992 to February 1995, he held several positions with NewLeaf Entertainment (a joint venture between Blockbuster and IBM), including Vice President of Finance, Marketing and Operations. From June 1990 through November 1992, Mr. Beaudoin was an Associate and Limited Partner of Pfingsten Partners, L.P., a private equity investment firm in Deerfield, Illinois.

  Mr. Carlborg became Senior Vice President--Finance of the Company in July 1996. From October 1995 through June 1996, he was Vice President of Alignment and Planning of Boston Chicken. Prior thereto, Mr. Carlborg served as Vice President--Corporate Finance of Merrill Lynch from January 1994 to October 1995 and served as an Associate of Merrill Lynch from August 1989 through December 1993.

  Mr. Stanchak became a director and Vice President and Chief Development Officer of the Company in March 1995. From June 1992 until March 1995, he served as a Senior Vice President of Boston Chicken, and from August 1989 until June 1992, Mr. Stanchak was the National Director of Real Estate and Real Estate Legal Counsel for Blockbuster.

  Mr. Butler became President of Einstein Bros. Bagels Concept in May 1996. From January 1996 until May 1996, Mr. Butler served as Chief Operating Officer of the Company. Prior thereto, he was employed by BC Great Lakes, L.L.C., an area developer of Boston Chicken ("BC Great Lakes"), since June of 1995, and also served as President of the managing member of BC Heartland, L.L.C., also a Boston Chicken area developer, since August 1995. From June 1993 until June 1995, Mr. Butler served as President and Chief Executive Officer of the general partner of BC Detroit L.P., a predecessor of BC Great Lakes. From January 1992 to June 1993, Mr. Butler served as Vice President--Human Resources of Boston Chicken. Prior thereto, Mr. Butler was an independent consultant from July 1991 until January 1992 and was Regional Director of Operations for Blockbuster in San Diego and Orange County, California from April 1990 until June 1991.

  Mr. Alam became Vice President and Secretary in April 1995. From January 1994 to April 1995, he was Vice President and Associate General Counsel of Boston Chicken and from May 1993 to January 1994 he was Assistant General Counsel of Boston Chicken. Prior thereto, Mr. Alam was an associate at the Chicago law firm of Bell, Boyd & Lloyd from 1986 to May 1993.

  Mr. Strasen became Vice President and General Counsel of the Company in April 1995. Prior thereto, he was a partner at the Chicago law firm of Bell, Boyd & Lloyd from 1988 to April 1995.

  Mr. Craig has been a director of the Company from the date the Company was incorporated in February 1995. Mr. Craig was Chairman of the Board of the Company from June 1995 until he resigned in July 1996. From February 1995 until being appointed as Chairman in June 1995, Mr. Craig served as Vice President of the Company. Mr. Craig also served as the Chief Concept Officer of Boston Chicken from April 1994 through June

1995. From November 1993 until April 1994, he was President of KFC-Brand Development, a unit of KFC Corp. in Louisville, Kentucky, and from April 1990 until November 1993, he was President of KFC-USA, also a unit of KFC Corp. in Louisville, Kentucky. KFC Corp. is a wholly owned subsidiary of PepsiCo, Inc.

  Mr. Koldyke became a director of the Company in March 1995. Mr. Koldyke has served as a general partner of the Frontenac Company ("Frontenac"), a venture capital company, in Chicago, Illinois since 1989.

  Ms. Lozoff became a director and Vice President--Design and Merchandising of the Company in April 1995, after working with Bagel & Bagel, which she founded in June 1988. Ms. Lozoff also served as President and Chief Executive Officer of Bagel & Bagel from May 1992 to April 1995.

  Mr. Muehlstein became a director of the Company in March 1995. Since 1986, he has been a partner at the Chicago law firm of Pedersen & Houpt.

  Mr. Offerdahl became a director and Vice President--Operations, Southeast Zone of the Company in March 1995, after working with Offerdahl's, which he founded in 1989. Mr. Offerdahl served as the Chairman and Chief Executive Officer of Offerdahl's from December 1989 until March 1995. From May 1986 until September 1994, Mr. Offerdahl played professional football for the Miami Dolphins in the National Football League.

  Mr. Ruth became a director of the Company in March 1995. Since January 1987, he has been a general partner at Marquette Management Partners, a venture capital company, in Deerfield, Illinois.

MANAGEMENT COMPENSATION

  The Company was incorporated in February 1995 and did not conduct any operations prior to that time. The only executive officer of the Company who earned more than $100,000 in salary and bonus during fiscal year 1995 was Daniel V. Colangelo, the Company's former President and Chief Executive Officer who served in that capacity during fiscal year 1995 (the "named executive officer"). Mr. Colangelo's total cash compensation during fiscal year 1995 consisted of $103,462 in salary and $47,375 in bonus.

  On March 24, 1995, the Company entered into a three-year employment agreement with Mr. Colangelo, pursuant to which he became the President of the Company's Rocky Mountain Division and a director of the Company. Mr. Colangelo was later promoted to President and Chief Executive Officer of the Company. Under the employment agreement, Mr. Colangelo was entitled to receive an annual salary of $125,000 and reimbursement for reasonable business expenses. In addition, during 1995, Mr. Colangelo was granted options to purchase 50,979 shares of Common Stock under the Plan (defined herein) at an exercise price of $5.88 per share. See "--Option Grants in Last Fiscal Year."

  In March 1996, Mr. Colangelo's employment agreement was terminated and the Company entered into a consulting agreement with him in connection with his resignation as President and Chief Executive Officer and a director of the Company. Pursuant to the consulting agreement, Mr. Colangelo will, upon the Company's request, provide information, advice and assistance to the Company concerning matters that were within the scope of his knowledge and expertise during the course of his employment by the Company. The consulting agreement has a term of one year and is automatically renewed for successive one-year periods unless terminated by either party upon 30 days' prior written notice. Under the consulting agreement, Mr. Colangelo receives $100,000 per year and is entitled to reimbursement for his related reasonable business expenses. In addition, the options granted during 1995 to Mr. Colangelo under the Plan were deemed vested and were exercised by him in January 1996. Mr. Colangelo also retained options granted in January 1996 under the Plan to purchase an aggregate of 37,931 shares of Common Stock at an exercise price of $6.59 per share, which options were granted in January 1996 and vest in accordance with the Plan's vesting schedule during the term of his consulting agreement.

  The Company has also entered into employment and consulting agreements with certain of its other current executive officers and others. See "Certain Transactions--Employment and Consulting Agreements."

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth individual grants of stock options made to the named executive officer during the fiscal year ended December 31, 1995.

                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK
                                            PERCENT OF TOTAL                       PRICE APPRECIATION
                                            OPTIONS GRANTED  EXERCISE              FOR OPTION TERM(2)
                         DATE OF  OPTIONS     TO EMPLOYEES   OR BASE  EXPIRATION ----------------------
NAME                      GRANT  GRANTED(1)  IN FISCAL YEAR   PRICE      DATE        5%         10%
- ----                     ------- ---------- ---------------- -------- ---------- ---------- -----------
Daniel V. Colangelo..... 3/24/95   25,491         1.2%        $5.88    3/24/05   $   94,337 $   239,068
                         5/16/95   16,992         0.8          5.88    5/16/05       62,886     159,428
                         7/25/95    8,496         0.4          5.88    7/25/05       31,443      79,746

- --------
(1) Options granted to Mr. Colangelo in 1995 were deemed fully vested in January 1996 in connection with his resignation as President and Chief Executive Officer of the Company. See "--Management Compensation."
(2) These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

DIRECTOR COMPENSATION

  In addition to annual grants under the Directors Plan (as defined herein), directors who are not officers or employees of, or consultants to, the Company receive $500 cash compensation for each board of directors meeting at which they are present and for each committee meeting at which they are present not held in conjunction with a meeting of the board of directors. Outside directors are also reimbursed for their expenses for each board and committee meeting attended.

  The Company has also entered into employment and consulting agreements with certain of its directors who are also current executive or other officers of the Company. See "Certain Transactions--Employment and Consulting Agreements."

1995 STOCK OPTION PLAN

  General. The board of directors has adopted the 1995 Employee Stock Option Plan, effective February 16, 1995, as subsequently amended (the "Plan"). On May 28, 1996, the Plan was amended and restated by the board of directors and, as amended and restated, was subsequently approved by the stockholders of the Company. The board of directors adopted additional amendments to the Plan (as so amended, the "Amended Plan"), to be effective August 15, 1996, to comply with recent changes to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder.

  The purpose of the Amended Plan is to benefit the Company by offering certain present and future employees, officers and consultants of the Company and its subsidiaries, if any, a favorable opportunity to become holders of Common Stock over a period of years, thereby giving them a long-term stake in the growth and prosperity of the Company and encouraging the continuance of their involvement with the Company. Under the Amended Plan, eligible persons may be granted options to purchase an aggregate of not more than 5,500,000 shares of Common Stock. An aggregate of approximately 1,540,000 shares of Common Stock are currently available for option grants under the Amended Plan. Such options are not intended to be treated as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

  The Amended Plan will be administered, with respect to persons subject to
Section 16 of the Exchange Act and the rules promulgated thereunder ("Reporting Persons"), by the Reporting Person Stock Option Committee (the "Reporting Person Committee"), consisting of two members of the board of directors, each of whom will be "non-employee directors" (as such term is defined under Rule 16b-3 of the Exchange Act) and, with respect to all other persons receiving options under the Amended Plan, by the Stock Option Committee (the "Stock Option Committee").

  The Reporting Person Committee may grant options under the Amended Plan to Reporting Persons and the Stock Option Committee may grant options under the Amended Plan to other eligible employees, officers, and consultants of the Company and its subsidiaries, in each case selected initially and from time to time thereafter by the relevant Committee based on the importance of their services; provided, however, that the maximum number of shares subject to all options granted to any individual in any calendar year shall in no event exceed 300,000. Eligible individuals may be selected individually or by groups or categories, as determined by the relevant Committee in its discretion.

  Options granted under the Amended Plan have a term of 10 years, subject to earlier expiration if the optionee's service terminates, and no options under the Amended Plan may be granted after February 1, 2005. Options may not be transferred other than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order. The relevant Committee has the discretion to permit the assignment or transfer of an option on such terms and conditions as such Committee may deem necessary or appropriate or as otherwise required by or deemed advisable under applicable law.

  Options granted under the Amended Plan become exercisable with respect to 10% of the total number of shares subject to the option on the first anniversary of the date of grant, an additional 20% on the second anniversary of the date of grant, an additional 30% on the third anniversary of the date of grant and the balance on the fourth anniversary of the date of grant. The relevant Committee has the discretion to accelerate the exercisability of any option subject to such terms and conditions as such Committee deems necessary, including a requirement that the optionee grant the Company an option to repurchase all or a portion of the shares issued upon exercise of the accelerated option for their fair market value on the date of grant. If an option expires or is terminated or canceled unexercised as to any shares, such shares may be optioned again. Shares subject to options may be made available from unissued or reacquired shares of Common Stock.

  In the event the relationship between the Company and an officer, employee or consultant who is an optionee is terminated for any reason other than death, permanent disability or retirement, such optionee's option shall expire and all rights to purchase shares pursuant thereto shall terminate on the date of termination, except that, to the extent any option or portion thereof is exercisable on the date of termination, such option (or portion thereof) may be exercised for a period of 15 days after such termination (or until the scheduled termination of the option, if earlier); provided, however, that, with respect to any option held by such optionee, the relevant Committee may, in its sole discretion, accelerate exercisability, permit continued vesting in accordance with the vesting schedule set forth in the Amended Plan or permit exercisability beyond the 15-day period referenced above (but in no event beyond its specified term), subject to such terms and conditions, if any, as determined by such Committee in its sole discretion.

  In the event of termination of said relationship because of death or permanent disability (as that term is defined in Section 22(e)(3) of the Code, as now in effect or as subsequently amended), the option may be exercised in full (to the extent not previously exercised) without regard to the vesting schedule set forth in the Amended Plan, by the optionee or, if he or she is not living, by his or her heirs, legatees or legal representative, as the case may be, during its specified term prior to two years after the date of death or permanent disability. In the event of termination of employment because of early, normal or deferred retirement under an approved retirement program of the Company (or other plan or arrangement as may be approved by the relevant Committee, in its discretion, for this purpose), the option may be exercised by the optionee (or, if he or she dies after such retirement, by his or her heirs, legatees or legal representative, as the case may be), to the extent that any portion thereof would be exercisable on the date of such retirement (or with respect to such greater portion as determined by the relevant Committee), at any time during its specified term prior to one year after the date of such retirement.

  Except as otherwise determined by the relevant Committee, upon the termination of a relationship between the Company or any subsidiary and a consultant who is an optionee, such optionee's option shall expire and all rights to purchase shares pursuant thereto shall terminate.

  The exercise price of options granted under the Amended Plan is the fair market value of the shares of Common Stock on the date of the grant. The exercise price is payable in cash, by check, by a promissory note in a form specified by the relevant Committee and payable to the Company no later than 15 business days after the exercise date, or, if approved by such Committee, by shares of Common Stock or by a combination of these payment methods. In the event that shares of Common Stock are changed by a stock dividend, split or combination of shares, merger, consolidation or reorganization of the Company with any other corporation or corporations in which holders of the Common Stock receive other securities, or any other relevant change in the capitalization of the Company, a proportionate or equitable adjustment will be made to the number or kind of shares subject to the Amended Plan and to the exercise price.

  The relevant Committee may require an optionee to satisfy any tax withholding obligation upon exercise and may permit an eligible participant (or any beneficiary or person entitled to act) to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such option, at such time and in such manner as such Committee shall deem to be appropriate (including, but not limited to, authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, Common Stock, other securities or property, or other forms of payment, or any combination thereof, owned by such participant, or a portion of such forms of payment that would otherwise be distributed, or has been distributed, as the case may be, pursuant to such option to such participant, having a fair market value equal to the amount of such taxes).

  The board of directors may amend or discontinue the Amended Plan at any time, provided that no amendment or discontinuance may, without the consent of the optionee, change or impair any option previously granted or, without the approval of stockholders, materially increase the benefits accruing to participants under the Amended Plan, materially increase the number of securities which may be issued under the Amended Plan, or materially modify the requirements as to eligibility for participation in the Amended Plan.

  The Amended Plan provides that, unless otherwise determined by the relevant Committee in its sole discretion, options granted prior to May 7, 1996 shall be governed by the Plan as it was in effect prior to such date and options granted from May 7, 1996 through August 14, 1996 shall be governed by the Amended Plan as it was in effect during such period.

  Federal Income Tax Consequences of the Amended Plan. The following is a brief summary of the current federal income tax rules relevant to stock options issued under the Amended Plan. These rules are subject to change in the future.

  Options granted or to be granted under the Amended Plan are, or will be, non-qualified stock options ("NQO"). In general, an optionee will not recognize any taxable income, and the Company will not be entitled to a deduction, upon the grant of an NQO. Upon the exercise of an NQO where the exercise price is paid in cash, the optionee will recognize ordinary income (subject to wage and employment tax withholding) equal to the excess of the fair market value of the shares acquired over the option exercise price. The amount of such excess is generally determined by reference to the fair market value of the Common Stock on the date of exercise. An optionee's basis in the underlying stock received will equal such stock's fair market value on the date of exercise. The Company will be entitled to a deduction (subject to the $1 million cap described below, if applicable) equal to the ordinary income taxable to the optionee in the year of exercise.

  Upon the sale of shares acquired pursuant to the exercise of an NQO, such optionee will recognize capital gain or loss equal to the difference between the selling price of the shares and the optionee's basis in the shares. Such capital gain or loss will be long-term gain or loss if the optionee has held the shares for more than one year. The Company will not be entitled to any deduction with respect to any capital gain recognized by the optionee.

  If an optionee surrenders previously acquired shares of Common Stock, however acquired, in payment of all or part of the option exercise price of an NQO, the optionee will not, as a result of such delivery, recognize gain or loss for federal income tax purposes on the shares surrendered. The optionee's tax basis in, and holding period for, the previously acquired stock surrendered will carry over to an equal number of the shares of Common Stock received on a share-for-share basis. The fair market value of the shares received in excess of the shares surrendered will constitute compensation taxable to the optionee as ordinary income. The tax basis for such shares will equal their fair market value and such shares' holding period for federal income tax purposes begins on the date of exercise. The Company will be entitled to a tax deduction (subject to the $1 million cap described below, if applicable) equal to the compensation income recognized by the optionee.

  A publicly held corporation may not, subject to certain exceptions, deduct for federal income tax purposes in any taxable year certain compensation paid to certain executives in excess of $1 million for each such executive (the "$1 million cap"). The Company believes that under recently promulgated regulations the $1 million cap will be inapplicable to options granted under the Amended Plan.

  Options Granted under the Plan and the Amended Plan. As of July 30, 1996, the Company had options outstanding for an aggregate of 3,655,187 shares of Common Stock under the Plan at exercise prices ranging from $5.88 to $15.00 per share, with a weighted average exercise price of approximately $6.83 per share. As of such date, no shares of Common Stock had been issued under the Amended Plan. The following table sets forth certain information with respect to options granted under the Plan and the Amended Plan (whether or not exercised) through July 30, 1996:

                                                  NUMBER OF SHARES UNDERLYING
                                                 OPTIONS GRANTED UNDER THE PLAN
               NAME AND POSITION                      AND THE AMENDED PLAN
               -----------------                 ------------------------------
Daniel V. Colangelo, former President and Chief
 Executive Officer.............................               88,910
All current executive officers as a group (9
 persons)......................................              695,018
All directors who are not executive officers as
 a group (6 persons)...........................              257,322
All associates of all directors and executive
 officers (2 persons)..........................               53,650
All eligible employees who are not executive
 officers or associates thereof and consultants
 as a group....................................            2,883,244

DIRECTORS PLAN

  General. On May 28, 1996, the board of directors of the Company adopted a 1996 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), which has been approved by the stockholders of the Company. On May 28, 1996, options to purchase an aggregate of 4,318 shares of Common Stock were granted under the Directors Plan to each of Messrs. Koldyke, Muehlstein and Ruth at an exercise price of $11.58 per share. The Directors Plan is administered by the board of directors.

  Options under the Directors Plan may only be granted to directors of the Company who are not officers or employees of the Company. Options may be granted with respect to a total of not more than 100,000 shares of Common Stock under the Directors Plan, subject to antidilution and other adjustments. Such options are not intended to be treated as incentive stock options as defined in Section 422 of the Code. Each option granted under the Directors Plan is for a term of ten years, subject to earlier termination if the optionee's service as a director terminates. If an option expires or is terminated or canceled unexercised as to any shares, such released shares may again be optioned. Options which have been granted become exercisable after the end of one year from the date of grant.

  Pursuant to the Directors Plan, options for shares having a fair market value of $50,000 at the date of grant, as determined in good faith by the board of directors on such date, are granted at the time of each election or re-election of eligible directors to the Board, except that the initial grants of options under the Directors Plan were made on the date of adoption of the Directors Plan by the board of directors, which option grants are subject to approval of the Directors Plan by the stockholders of the Company. The exercise price is payable in cash, by check, by a promissory note in a form specified by the board of directors and payable to the Company no later than 15 business days after the exercise date or, if approved by the board of directors, by shares of Common Stock of the Company or by a combination of these methods.

  If tenure as a director with the Company or any of its subsidiaries is terminated for any reason other than death, permanent disability or resignation, such director's option shall expire and all rights to purchase shares under it shall terminate 15 days after such termination (or until the scheduled termination of the option, if earlier).

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

In the event of death or permanent disability, an exercisable option may be exercised in full by the optionee or, if he is not living, by his or her heirs, legatees, or legal representative, as the case may be, during its specified term prior to two years after the date of death or permanent disability; provided, however, that in the event an optionee hereunder should die or become permanently disabled prior to the end of one year of service as a director of the Company, then such optionee's option shall become immediately exercisable as of the date of such death or permanent disability and shall be exercisable for a period of two years after such date. In the event of resignation, an exercisable option may be exercised by the optionee (or, if he or she dies within three months after such termination, by his or her heirs, legatees, or legal representative, as the case may be), at any time during its specified term prior to three months after the date of such resignation.

  No option is transferable by the optionee otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and each option shall be exercisable during an optionee's lifetime only by him.

  The board of directors may amend or discontinue the Directors Plan at any time, provided, however, that the Directors Plan may not be amended more than once every six months except to comport with relevant changes in the law, and provided further that no such amendment or discontinuation shall (a) change or impair any option previously granted without the consent of the optionee, or
(b) without the approval of stockholders, (i) increase the maximum number of shares which may be purchased by all optionees, (ii) change the purchase price of any option, or (iii) change the option period or increase the time limitations on the grant of options.

  Federal Income Tax Consequences of the Directors Plan. The federal income tax consequences relating to stock options under the Directors Plan are the same as those relating to stock options issued under the Amended Plan. See "-- 1995 Stock Option Plan--Federal Income Tax Consequences of the Amended Plan."

  Copies of the Amended Plan and the Directors Plan are exhibits to the Registration Statement of which this Prospectus is a part.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The board of directors has approved the terms of compensation paid and to be paid to the Company's executive officers for fiscal years 1995 and 1996. During the year ended December 31, 1995, the following persons served as members of the Stock Option Committee of the board of directors: Scott Beck, Kyle Craig and John Muehlstein.

  Currently, no executive officer of the Company, except for Scott Beck, who is Chairman of the Board of the Company and a member of the Compensation Committee of the board of directors, serves as a member of the compensation committee or as a director of any other entity, one of whose executive officers serves on the compensation committee or is a director of the Company. Mr. Beck is Co-Chairman of the Board and Chief Executive Officer of Boston Chicken. Mr. Beck does not serve on the compensation committee of Boston Chicken's board of directors.

                             CERTAIN TRANSACTIONS

FORMATION OF THE COMPANY AND SUBSEQUENT ACQUISITIONS

  In March 1995, the Company acquired the operations of Brackman, Bagel & Bagel and Offerdahl's, and in connection with such acquisitions, issued 1,959,152 shares of Common Stock valued at $5.88 per share to the owners of such companies. Concurrently with the acquisitions, the Company also raised approximately $20.8 million in a private placement of its Common Stock to investors (including approximately $5.2 million of such amount that was purchased, directly or indirectly, by officers and directors of each of the Company and Boston Chicken). The terms of each of these transactions resulted from arms-length negotiations between the Company and unrelated third parties. In addition, the Company believes that such arms-length negotiations established the fair market value of the Common Stock as of the date such transactions were entered into by the Company. These transactions are separately described below.

  On March 24, 1995, pursuant to an agreement to contribute shares, the Company acquired all of the outstanding capital stock of Brackman, of which Daniel V. Colangelo, the Company's former President and

Chief Executive Officer, was a shareholder (the "Brackman Acquisition"). The consideration paid by the Company consisted of 573,750 shares of Common Stock and 488,236 shares of Boston Chicken common stock, which shares of Boston Chicken common stock were purchased by the Company for a cash purchase price of $17.00 per share, pursuant to a stock purchase agreement between the Company and Boston Chicken dated as of March 24, 1995. See "Relationship with Boston Chicken--Other Relationships Between Boston Chicken and the Company." Following the Brackman Acquisition, Mr. Colangelo entered into an employment agreement with the Company, pursuant to which he became President--Rocky Mountain Zone and a director of the Company. See "Management--Management Compensation."

  On March 24, 1995, pursuant to an agreement to contribute assets, the Company acquired all of the assets, properties and business of Bagel & Bagel, of which Richard Lozoff, Gail Lozoff's spouse, was the sole shareholder (the "Bagel & Bagel Acquisition"). The consideration paid by the Company consisted of 573,750 shares of Common Stock and 323,530 shares of Boston Chicken common stock, which shares of Boston Chicken common stock were purchased by the Company for a cash purchase price of $17.00 per share, pursuant to a stock purchase agreement between the Company and Boston Chicken dated as of March 24, 1995. See "Relationship with Boston Chicken--Other Relationships between Boston Chicken and the Company." Following the Bagel & Bagel Acquisition, Ms. Lozoff entered into an employment agreement with the Company, pursuant to which she became Vice President--Design and Merchandising and a director of the Company. See "--Employment and Consulting Agreements."

  On March 31, 1995, pursuant to an agreement to contribute assets, the Company acquired substantially all of the assets, properties and business of Offerdahl's, of which John Offerdahl was a majority shareholder (the "Offerdahl's Acquisition"). The consideration paid by the Company consisted of 811,652 shares of Common Stock and 331,852 shares of Boston Chicken common stock, which shares of Boston Chicken common stock were purchased by the Company for a cash purchase price of $16.875 per share, pursuant to a stock purchase agreement between the Company and Boston Chicken dated as of March 31, 1995. See "Relationship with Boston Chicken--Other Relationships between Boston Chicken and the Company." Following the Offerdahl's Acquisition, Mr. Offerdahl entered into an employment agreement with the Company, pursuant to which he became Vice President--Operations, Southeast Zone and a director of the Company. In addition, Mr. Offerdahl's spouse, Lynnora Offerdahl, entered into a consulting agreement with the Company. See "--Employment and Consulting Agreements."

  On March 24, 1995, the Company entered into Subscription Agreements pursuant to which certain investors, including Messrs. Craig, Stanchak, Beaudoin, Butler and Beck, Mr. Alam and his spouse, PJS Bagel Investing, L.L.C., an entity controlled by Mr. Strasen and his spouse ("PJS"), OBG Holdings, Inc. (formerly Offerdahl's), of which Mr. Offerdahl and his spouse are majority stockholders ("OBG"), Frontenac VI, Limited Partnership ("Frontenac"), of which Mr. Koldyke is a general partner, Marquette Venture Partners II, L.P. ("Marquette") and MVP II Affiliates Fund, L.P. ("MVP II"), the general partner of each of which is an entity of which Mr. Ruth is a general partner, and Pedersen Bagel Investments Joint Venture ("Pedersen Bagel"), of which Mr. Muehlstein is a general partner, purchased 1,618,972 shares of Common Stock at $5.88 per share.

  In February 1996, the Company acquired all of the outstanding stock of Noah's for an aggregate purchase price of $100.9 million in cash. In connection with the transaction, certain former shareholders of Noah's, including Noah Alper, Vice Chairman of the Board, and other members of Noah's management purchased 855,225 shares of Common Stock at a purchase price of $10.52 per share.

REGISTRATION RIGHTS

  The Company is a party to an amended and restated registration rights agreement dated as of February 1, 1996 (the "Stockholder Registration Agreement") with certain stockholders of the Company, including Messrs. Craig, Alper, Stanchak, Beaudoin, Butler, Beck, Bacheller and Colangelo, as well as Mr. Alam and his spouse, PJS, OBG, Frontenac, Marquette, MVP II and B&B Holdings, Inc. (formerly Bagel & Bagel), of which Ms. Lozoff's spouse is the sole stockholder ("B&B"), and with Boston Chicken (with respect to the shares of

Common Stock issued pursuant to the Loan Conversion). Pursuant to such agreement, the Company granted to such stockholders and Boston Chicken certain piggyback registration rights under the Securities Act with respect to shares of Common Stock owned by them (the "Registrable Securities"). In addition, the Company is obligated to file, within 13 months after the completion of an initial public offering, a registration statement under the Securities Act that would include the Registrable Securities then held by such stockholders and Boston Chicken, permitting them to make public resales of the Registrable Securities. The Company expects to file such registration statement shortly after the completion of the Offerings. Pursuant to the Stockholder Registration Agreement, each holder of Registrable Securities has agreed not to sell, for a specified period of time, up to 30% of the Registrable Securities held by such holder. See "Shares Eligible for Future Sale." The Company expects to enter into the Boston Chicken Registration Agreement (defined below) that will supersede the rights of Boston Chicken under the Stockholder Registration Agreement. The Company has obtained from the parties to the Stockholder Registration Agreement a waiver of the provision of such agreement prohibiting the Company from granting registration rights superior to those granted under the agreement, and a consent to the grant by the Company to Boston Chicken of registration rights pursuant to the Boston Chicken Registration Agreement. See "--Concurrent Public Offering," "Relationship with Boston Chicken--Concurrent Private Placement Agreement and Registration Agreement" and "Shares Eligible for Future Sale."

CONCURRENT PUBLIC OFFERING

  In the Concurrent Public Offering, the Company is offering to certain persons or entities, consisting primarily of officers, directors and employees of each of the Company and Boston Chicken, the opportunity to purchase an aggregate of 425,000 shares of Common Stock at a price equal to the initial public offering price per share, net of underwriting discount. In the Concurrent Public Offering, executive officers and directors of the Company (none of whom are members of the committee of the Company's board of directors who negotiated the initial public offering price with the Representatives) are expected to purchase an aggregate of 35,500 of such shares of Common Stock as follows: Mr. Scott Beck--3,750; Mr. Goldston--3,750; Mr. Carlborg--3,750; Mr. Stanchak--3,750; Mr. Beaudoin--3,750; Mr. Butler--3,750; Mr. Alam--3,000; Mr.
Strasen--2,500; Mr. Muehlstein--3,750; and Mr. Ruth--3,750. Certain executive officers and directors of Boston Chicken (other than Scott Beck) are expected to purchase in the Concurrent Public Offering an aggregate of 32,000 shares of Common Stock. The consummation of the Concurrent Public Offering is conditioned upon the consummation of each of the Initial Public Offering and the Concurrent Private Placement. In addition, any such sales are also conditioned upon participants in the Concurrent Public Offering agreeing not to sell shares of Common Stock purchased in such offering for a period of 365 days after the date of this Prospectus, without the consent of Merrill Lynch.

BAGEL STORE DEVELOPMENT FUNDING

  In December 1995, Bagel Funding was formed under the name Einstein Bros. Equity Funding, L.L.C. with the objective of raising $90.0 million to invest in existing and proposed area developers of the Company. Bagel Funding has received total capital commitments from its members aggregating such amount, $45.8 million of which has been contributed to Bagel Funding and the balance of which is payable by such members to Bagel Funding at such times on or after October 1, 1996 and on or before December 31, 1998 as the manager or managers of Bagel Funding make one or more capital calls. In the event a member fails to make its capital contribution within three days of the date it is due, or such longer period as the manager or managers determine (but in no event longer than 45 days), Bagel Funding is required to treat such defaulting member's interest in future profits as terminated, so that such defaulting member is entitled to receive from Bagel Funding only the amount of such member's capital account at the time of such default, reduced by any future allocation of losses to such member, payable without interest thereon at the expiration of the term of Bagel Funding.

  Through July 30, 1996, Bagel Funding had invested a total of approximately $45.8 million in area developers of the Company. See "Business--Area Developer Financing." No fees were paid to the Company in its capacity as manager in 1995. The Company will be entitled to receive fees of $500,000 and $50,000 for serving as manager of Bagel Funding during 1996 and the first quarter of 1997, respectively.

  Bagel Funding has the right to require each area developer to redeem Bagel Funding's equity interest in the area developer (the "Bagel Funding Put") at a predetermined formula purchase price based on the store level cash flow of the area developer in the event (i) the Company acquires a majority interest in the area developer pursuant to the exercise of its conversion or option rights under the area developer's secured loan agreement, (ii) the Company's conversion and option rights expire unexercised and the Company has not consented to a public offering of the area developer, or (iii) the Company does not acquire a majority interest in an area developer pursuant to the exercise of the Company's conversion or option rights, such rights have expired under the secured loan agreement and the Company has not consented to a request by the area developer to terminate its area development and franchise agreements with the Company. In the event the area developer does not redeem Bagel Funding's equity interest when required to do so, the Company will be obligated to purchase from Bagel Funding its equity interest in the area developer at the same price applicable to the area developer.

  The Company's term as manager of Bagel Funding expires on April 20, 1997, although the Company may be removed prior to such time for cause by action of more than two-thirds in interest of Bagel Funding's members and may be removed for any reason at fiscal year-end by action of more than four-fifths in interest of Bagel Funding's members. Prior to the expiration of the Company's term as manager, Bagel Funding also has a three-person advisory committee, the members of which were nominated by the Company and approved by a majority in interest of Bagel Funding's members. None of the members of the advisory committee are officers, directors or employees of the Company. The advisory committee is required to approve any sale by Bagel Funding of an interest in an area developer and to determine the manner in which Bagel Funding's interests in an area developer should be voted on any merger, consolidation, sale of all or substantially all of the assets of the area developer or amendment of its governing documents. The advisory committee is also available to consult with the manager with respect to any matters requested by the manager concerning Bagel Funding's investments and has the power to resolve any questions with respect to potential conflicts of interest between Bagel Funding and the manager that may be presented to it by the manager. Bagel Funding's limited liability company agreement contains no specific provisions with respect to the resolution of potential conflicts of interest between Bagel Funding and its manager; however, resolution of such potential conflicts of interest will be governed by applicable Delaware law. The advisory committee has the authority to adopt rules and procedures not inconsistent with Bagel Funding's limited liability company agreement, relating to the conduct of the advisory committee's affairs. Actions taken by the advisory committee must be authorized by a majority of the persons then serving as advisory committee members. Each member of the advisory committee may designate from time to time an alternate and such alternate may attend any and all meetings of the advisory committee and otherwise may act in place of the member selecting such alternate.

  Effective April 21, 1997, or at such earlier time as the Company ceases to be the manager of Bagel Funding, each of the members of the advisory committee will become a manager of Bagel Funding and collectively will constitute the three-person board of managers. At such time the advisory committee of Bagel Funding will disband and all authority previously vested in the advisory committee will be vested in the board of managers. In addition, when the Company ceases to be the manager of Bagel Funding, the equity interests of Bagel Funding in the Company's area developers will automatically be converted from nonvoting equity interests to voting equity interests, which will have the power to select the manager or general partner, as applicable, of each of the Company's area developers.

  Bagel Funding has also acquired from the Company, for an aggregate purchase price of $45,000, warrants to acquire 1,012,500 shares of Common Stock of the Company having an exercise price of $6.47 per share (the "Bagel Funding Warrants"), or 11,250 shares of Common Stock for every $1.0 million of capital committed to Bagel Funding. The Bagel Funding Warrants have a term of five years. In the event the total capital ultimately contributed to Bagel Funding is less than $90.0 million or Bagel Funding is dissolved prior to the time all remaining capital commitments have been called, the number of shares purchasable upon exercise of the Bagel Funding Warrants will be adjusted based on the total amount of capital contributed or committed to be contributed to Bagel Funding less the amount of cash to be distributed to the members of Bagel Funding upon such dissolution. In the event of such a dissolution, the amount of capital committed to be contributed to Bagel Funding shall be deemed to be zero. Such adjustments to the number of shares covered by the Bagel Funding Warrants, if any, will be made by the Company (i) at the time that Bagel Funding may no longer accept additional capital subscriptions, (ii) at such time, if any, as any member of Bagel Funding fails to honor its commitment to contribute capital and (iii) immediately prior to any dissolution of Bagel Funding that occurs prior to the time all committed capital has been contributed to Bagel Funding, but only if the Warrants have not been distributed by Bagel Funding.

  Bagel Funding is required to distribute the Bagel Funding Warrants to its members on the later of (i) six months after the date of the closing of an underwritten initial public offering of the Company or (ii) four months after all committed capital has been contributed to Bagel Funding, but in no event later than the date that is six months prior to the expiration date of the Bagel Funding Warrants.

  Messrs. Scott Beck, Butler, Carlborg, Muehlstein, Ruth and Stanchak each own a direct equity interest in Bagel Funding. Such interests aggregate approximately 8.1% of the outstanding equity interest in Bagel Funding. Certain executive officers and directors of Boston Chicken own direct equity interests in Bagel Funding. Such interests, excluding interests owned by Scott Beck, aggregate approximately 16.3% of the outstanding equity interest in Bagel Funding.

INTERESTS IN AREA DEVELOPERS BY CERTAIN PERSONS

  BCE West Bagels, L.L.C. Effective November 26, 1995, the Company entered into a convertible secured loan agreement and an area development agreement with BCE West Bagels, L.L.C. ("Old BCE West") for the development of the following DMAs: Phoenix (excluding portions of California included in the Phoenix DMA); Tucson; Albuquerque/Santa Fe; Denver (excluding portions of South Dakota included in the Denver DMA); Colorado Springs; Las Vegas; and El Paso. Also effective November 26, 1995, the Company entered into a convertible secured loan agreement and an area development agreement with BCE SLC Bagels, L.L.C. ("BCE SLC") for the development of the Salt Lake City DMA. At the time of the consummation of such transactions, Lawrence Beck, Scott Beck's father, was the majority equity owner of Old BCE West and BCE SLC. In connection with the execution of such agreements, the Company sold to Old BCE West and BCE SLC the Company-operated stores and other assets located in certain of such DMAs at net book value for an aggregate purchase price of $1,432,519 and $3,719,625, respectively, pursuant to asset sale agreements, and entered into a franchise agreement for each such store. The Company realized no significant gain or loss on such sales. The Company believes that the terms of the agreements entered into with Old BCE West and BCE SLC are as favorable to the Company as the terms that could be negotiated with unrelated third parties.

  On December 29, 1995, Lawrence Beck sold to Bagel Funding 1,750,000 units of membership interest in each of Old BCE West and BCE SLC for an aggregate purchase price of approximately $3.5 million. The Company understands that Lawrence Beck did not realize any significant gain or loss on such sales. Lawrence Beck retained a minority equity interest in each of Old BCE West and BCE SLC, and an entity controlled by him remained the manager of each such entity.

  Effective January 29, 1996, BCE SLC acquired the assets of Old BCE West, BCE SLC was renamed BCE West, L.L.C. ("BCE West") and Old BCE West was dissolved.

  For the Company's 1995 fiscal year and the quarter ended April 21, 1996, BCE West (together with its predecessor, Old BCE West) paid to the Company an aggregate of $2,308,714 and $486,553, respectively, in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. For the quarter ended April 21, 1996, BCE West paid $80,200 in national and $135,266 in local advertising fund contributions. In addition, for such period, BCE West paid to the Company $193,734 in interest on its loan from the Company.

  Finest Bagels, L.L.C. Effective January 1, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Finest Bagels, L.L.C. ("Finest") for the development of the following DMAs:
St. Louis; Kansas City; and Minneapolis/St. Paul. Bagel Funding is the majority equity owner of Finest. In connection with the execution of such agreements, the Company sold to Finest the Company-operated stores and other assets located in certain of those DMAs at net book value for an aggregate purchase price of $6,216,545, pursuant to an asset sale agreement, and entered into a franchise agreement with Finest for each such store. The Company realized no significant gain or loss on such sale. For the Company's first quarter ended April 21, 1996, Finest paid to the Company an aggregate of $1,613,001 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. For the quarter ended April 21, 1996, Finest paid $54,350 in national and $109,830 in local advertising fund contributions. In addition, for such period, Finest paid to the Company $74,717 in interest on its loan from the Company. The Company believes that the terms of the agreements entered into with Finest are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Einstein Bros. America, L.P. Effective March 25, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Einstein Bros. America, L.P. ("EBA") for the development of the following
DMAs: Milwaukee; Chicago; Detroit; Madison; Tampa/St. Petersburg/Sarasota; Orlando/Daytona Beach/Melbourne; Ft. Myers/Naples; Miami/Ft. Lauderdale; and West Palm Beach/Ft. Pierce. Bagel Funding is the majority equity owner of EBA. In connection with the execution of such agreements, the Company sold to EBA the Company-operated stores and other assets located in certain of those DMAs at net book value for an aggregate purchase price of $18,622,026, pursuant to an asset sale agreement, and entered into a franchise agreement with EBA for each such store. The Company realized no significant gain or loss on such sale. For the Company's first quarter ended April 21, 1996, EBA paid to the Company an aggregate of $5,392,331 in development, franchise, real estate fees, deposits and reimbursement of expenses.

  Effective June 17, 1996, EBA contributed to Great Lakes Bagels, L.L.C. ("Great Lakes") its assets located in the following DMAs: Milwaukee; Chicago; Detroit; and Madison (the "Great Lakes DMAs"). Upon such contribution, the equity interests in Great Lakes were distributed in redemption of a portion of the equity interests in EBA and EBA's name was changed to Gulfstream Bagels, L.P. ("Gulfstream"). At the same time, the Company entered into a convertible secured loan agreement and an area development agreement with Great Lakes for the development of the Great Lakes DMAs, and it modified the agreements it had previously entered into with Gulfstream to exclude the Great Lakes DMAs from such agreements.

  The Company believes that the terms of the agreements entered into with Gulfstream and Great Lakes are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Mayfair Bagels, L.L.C. On April 1, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Mayfair Bagels, L.L.C. ("Mayfair") for the development of a portion of the Baltimore and Washington, D.C. DMAs. Bagel Funding is the majority equity owner of Mayfair. In connection with the execution of such agreements, the Company sold to Mayfair certain assets located in certain of those DMAs at net book value for an aggregate purchase price of $249,084, pursuant to an asset sale agreement. The Company realized no significant gain or loss on such sale. For the Company's first quarter ended April 21, 1996, Mayfair paid to the Company an aggregate of $860,000 in deposits and reimbursement of expenses. The Company believes that the terms of the agreements entered into with Mayfair are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Liberty Foods, L.L.C. Effective May 6, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Liberty Foods, L.L.C. ("Liberty") for the development of the New York DMA. Bagel Funding is the majority equity owner of Liberty. In connection with the execution of such agreements, the Company sold to Liberty the Company-operated store and certain assets located in the DMA at net book value for an aggregate purchase price of $869,743, pursuant to an asset sale agreement, and entered into a franchise agreement with Liberty for such store. The Company realized no significant gain or loss on such sale. The Company believes that the terms of agreements entered into with Liberty are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Colonial Bagels, L.P. Effective June 17, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Colonial Bagels, L.L.C. ("Colonial") for the development of the following
DMAs: Boston; Burlington/Plattsburgh; Cleveland; Pittsburgh; Providence/New Bedford; and Springfield, MA. Bagel Funding is the majority equity owner of Colonial. Lawrence Beck owns a 50 percent interest in the general partner of Colonial. In connection with the execution of such agreements, the Company sold to Colonial certain assets located in certain of those DMAs at net book value for an aggregate purchase price of $72,377, pursuant to an asset sale agreement. The Company realized no significant gain or loss on such sale. The Company believes that the terms of agreements entered into with Colonial are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Noah's Pacific, L.L.C. Effective June 17, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Noah's Pacific, L.L.C. ("Noah's Pacific") for the development of the following
DMAs: Los Angeles; Portland; Seattle/Tacoma; and Las Vegas. Bagel Funding is the majority equity owner of Noah's Pacific. Noah Alper owns a minority equity interest in Noah's Pacific. In connection with the execution of such agreements, the Company sold to Noah's Pacific the Company-owned stores and certain assets located in certain of those DMAs at net book value for an aggregate purchase price of approximately $15.8 million, pursuant to an asset sale agreement, and entered into a franchise agreement with Noah's Pacific for each such store. The Company realized no significant gain or loss on such sale. The Company believes that the terms of agreements entered into with Noah's Pacific are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Noah's Bay Area Bagels, L.L.C. Effective July 15, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Noah's Bay Area Bagels, L.L.C. ("Noah's Bay Area") for the development of the following DMAs: San Francisco/Oakland/San Jose and Sacramento/Stockton/ Modesto. Bagel Funding is the majority equity owner of Noah's Bay Area. Noah Alper owns a minority equity interest in Noah's Bay Area. In connection with the execution of such agreements, the Company sold to Noah's Bay Area the Company-owned stores and certain assets located in those DMAs at net book value for an aggregate purchase price of approximately $13.6 million, pursuant to an asset sale agreement, and entered into a franchise agreement with Noah's Bay Area for each such store. The Company realized no significant gain or loss on such sale. The Company believes that the terms of the agreements entered into with Noah's Bay Area are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Philly Rose, L.P. On July 29, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Philly Rose, L.P. ("Philly Rose") for the development of the Philadelphia DMA. Bagel Funding is the majority equity owner of Philly Rose. In connection with the execution of such agreements, the Company sold to Philly Rose the Company-owned stores and certain assets located in such DMA at net book value for an aggregate purchase price of $375,455, pursuant to an asset sale agreement, and entered into a franchise agreement with Philly Rose for each such store. The Company realized no significant gain or loss on such sale. The Company believes that the terms of the agreements entered into with Philly Rose are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  BCE West, Finest, Gulfstream, Great Lakes, Mayfair, Colonial, Noah's Pacific and Noah's Bay Area are each represented by Pedersen & Houpt, a law firm in which John Muehlstein, Jr., a director of the Company, is a partner.

AREA DEVELOPER WARRANTS

  On January 15, 1996, in connection with the formation of the Company's prospective area developers, the Company issued to eleven such entities warrants to acquire an aggregate of 1,237,050 shares of Common Stock of the Company, each at an exercise price per share of $6.47, as follows: BCE SLC (now named BCE West)-- 85,050 shares; Finest--77,175 shares; Great Lakes Bagels, L.L.C. ("Great Lakes")--108,225 shares; Liberty--100,350 shares; Mayfair--77,175 shares; NJ Rose Bagels, L.L.C. ("NJ Rose")--92,700 shares; NNYB, L.L.C. ("NNYB")--270,000 shares; P&L Bagels, L.L.C. ("P&L")--100,350 shares; P&L II Bagels, L.L.C. ("P&L II")--156,150 shares; R&A Bagels ("R&A")-- 92,700 shares; and Texas Bagels, L.L.C.--77,175 shares. The warrants issued to Great Lakes and R&A were transferred to EBA in connection with EBA's transactions with the Company. In addition, NNYB assigned warrants for 168,750 shares of Common Stock to Noah's Pacific in connection with Noah's Pacific's transactions with the Company, P&L assigned all of the warrants issued to it to Colonial in connection with Colonial's transactions with the Company and NJ Rose assigned all of the warrants issued to it to Philly Rose in connection with Philly Rose's transactions with the Company. See "--Interests in Area Developers by Certain Persons." Each warrant becomes exercisable by the holder thereof during the five-day period commencing on the date of entering into an area development agreement and secured loan agreement with the Company, and is exercisable only in its entirety. If an area development agreement and secured loan agreement are not entered into prior to July 15, 1997, each warrant expires as of such date. Lawrence Beck owns a majority equity interest in each of P&L and P&L II. As of July 30, 1996, each of the warrants granted to BCE West, Finest, Great Lakes, Liberty, Mayfair, NJ Rose, P&L and R&A, as well as the warrants transferred to Noah's Pacific, had been exercised.

EMPLOYMENT AND CONSULTING AGREEMENTS

  The Company has entered into a consulting agreement with Mr. Colangelo in connection with his resignation as President and Chief Executive Officer of the Company. See "Management--Management Compensation."

  On March 24, 1995, the Company entered into an employment agreement with Ms. Lozoff, pursuant to which Ms. Lozoff became Vice President--Design and Merchandising and a director of the Company. The employment agreement terminates August 1, 1998. Ms. Lozoff receives an annual salary of $125,000 and reimbursement of reasonable business expenses. In addition, at the time she entered into the employment agreement, Ms. Lozoff was granted options to purchase 42,483 shares of Common Stock under the Plan with an exercise price of $5.88 per share.

  On March 31, 1995, the Company entered into an employment agreement with Mr. Offerdahl, pursuant to which Mr. Offerdahl became Vice President of Operations--Southeast Zone and a director of the Company. The employment agreement terminates August 1, 1998. Mr. Offerdahl receives an annual salary of $125,000 per year and reimbursement of reasonable business expenses. In addition, at the time he entered into the employment agreement, Mr. Offerdahl was granted options to purchase 42,483 shares of Common Stock under the Plan with an exercise price of $5.88 per share.

  On March 31, 1995, the Company entered into a consulting agreement with Lynnora Offerdahl, Mr. Offerdahl's spouse, pursuant to which she provides information, advice and assistance concerning product development, restaurant design and general projects for the Company. The one-year consulting agreement is automatically renewed for additional one year periods unless terminated by either party upon 60 days' prior written notice. Ms. Offerdahl receives a monthly consulting fee of $5,000 and reimbursement of reasonable business expenses. In addition, at the time she entered into the consulting agreement, Ms. Offerdahl was granted options to purchase 42,483 shares of Common Stock under the Plan with an exercise price of $5.88 per share.

  On April 5, 1996, Mr. Goldston was elected President and Chief Executive Officer and a director of the Company. The Company has agreed to pay to Mr. Goldston a base salary of $360,000 per year, with a guaranteed bonus of $400,000 for fiscal year 1996. For fiscal year 1997, Mr. Goldston will be eligible for a $400,000 bonus, his receipt of which will be based upon the achievement of mutually agreed upon reasonable performance goals. In addition, the Company granted to Mr. Goldston options under the Plan to purchase 114,030 shares of Common Stock at an exercise price of $10.52 per share. Beginning in fiscal year 1997, and for each year thereafter as long as he remains an employee of the Company, Mr. Goldston will be eligible for an annual stock option grant under the Amended Plan to purchase, at a minimum, that number of shares of Common Stock that have an aggregate exercise price of $800,000. In connection with his employment, Mr. Goldston also purchased 28,508 shares of Common Stock at a price of $10.52 per share.

  Effective January 17, 1996, Boston Chicken employed Mr. Goldston to undertake various special projects for Boston Chicken. As an employee of Boston Chicken, Mr. Goldston receives an annual salary of $40,000 and is eligible to participate in Boston Chicken's employee stock option plan. Mr. Goldston has been granted options under that plan to purchase 100,000 shares of Boston Chicken common stock at an exercise price of $27.9375 per share. Boston Chicken has agreed to structure Mr. Goldston's future projects so that his employment with Boston Chicken will not interfere with his duties with the Company.

  In addition, in consideration for certain consulting services rendered to Boston Chicken by Mr. Goldston and the consulting firm of which Mr. Goldston was a principal, Boston Chicken has paid $1,818,086 for consulting services rendered during fiscal years 1995 and 1996 and granted an option (outside of the Boston Chicken employee option plan) to purchase 100,000 shares of Boston Chicken common stock at an exercise price of $16.00 per share. Boston Chicken has also granted to Mr. Goldston an option to purchase from Boston Chicken 344,673 shares of Common Stock at an exercise price of $6.38 per share.

  On July 1, 1996, the Company entered into a transition and consulting agreement with Mr. Craig in connection with his resignation as Chairman of the Board of the Company, pursuant to which Mr. Craig will continue as a full-time employee of the Company until June 30, 1997 and will provide consulting services to the Company for a period of one year thereafter. As an employee of the Company Mr. Craig will be paid approximately $3,600 bi-weekly through the end of fiscal 1996 and approximately $7,900 bi-weekly during the first six months of fiscal 1997. During the term of his employment, Mr. Craig will continue to participate in the Company's employee benefit plans, except that he will not be eligible to receive options under any of the Company's stock option plans.

BOWANA AVIATION, INC.

  During the 1995 fiscal year, the Company from time to time used airplanes owned by a company controlled by Scott Beck and Lawrence Beck, for which the Company incurred aggregate rental expense of $85,874 in such fiscal year. The Company believes that the terms of its use of the planes were at least as favorable to the Company as those it could have obtained from an unaffiliated party. The Company has entered into two subleases with Boston Chicken, pursuant to which the Company will be entitled to the non-exclusive use of aircraft leased by Boston Chicken from unaffiliated leasing companies. See "Relationship with Boston Chicken--Other Relationships Between Boston Chicken and the Company."

LOANS TO EXECUTIVE OFFICERS

  On August 9, 1995, the Company made a loan to Mr. Craig in the principal amount of $400,000, the proceeds of which were used by Mr. Craig to pay off a loan from Boston Chicken. Interest on the principal amount of the Company's loan to Mr. Craig accrues at the reference rate announced by Bank of America Illinois from time to time plus 1%. The principal balance of the loan and all accrued but unpaid interest thereon are due and payable upon demand.

  On March 31, 1995, in connection with the Company's acquisition of the assets of Offerdahl's (now known as OBG) the Company made a non-recourse loan to OBG in the principal amount of $437,497, the proceeds of which were used to purchase an aggregate of 74,345 shares of Common Stock, which shares secure the payment of principal and interest under such loan. Also on March 31, 1995, the Company made a non-recourse loan to OBG in the principal amount of $1,312,500, the proceeds of which were used to purchase an equity interest in BC Equity Funding, L.L.C., a Delaware limited liability company which invests in Boston Chicken area developers ("BCEF"), which equity interest secures the payment of principal and interest under such loan. Each loan described above accrues interest on the principal amount at the reference rate announced by Bank of America Illinois from time to time plus 1%. The principal balance of each loan and all accrued but unpaid interest thereon are due and payable on April 15, 2001, but may be required to be repaid earlier under certain circumstances.

  Also in connection with the Company's acquisition of the assets of Offerdahl's, on each of April 15, 1995, June 15, 1995, September 15, 1995 and January 15, 1996, the Company made an interest-free loan to OBG in the principal amount of $46,100, and on April 15, 1996, the Company made an additional interest-free loan to

OBG in the principal amount of $1,502,276. The proceeds of each such loan were used to satisfy income tax obligations arising from the acquisition. Each such loan is secured by units of membership interest in BCEF owned by OBG. The principal balance of each loan and all accrued but unpaid interest thereon are due and payable on April 15, 2001, but may be required to be repaid in whole or in part under certain circumstances.

OTHER RELATIONSHIPS

  Blind Faith, Inc., of which Ms. Lozoff and her spouse are the sole shareholders, leases to the Company the land and building on which a store is located. The Company subleases such land and building to one of its area developers. The annual rental payments under the lease and sublease, each of which terminates in May 2009, aggregate $72,000.

  Quantum Media International, Inc. ("Quantum"), of which Mr. Goldston was a director, performs advertising and marketing services for the Noah's New York Bagels brand. During 1995, Noah's paid Quantum an aggregate of approximately $188,000. Through May 1996, Noah's and the Company paid Quantum an aggregate of approximately $61,000. The Company intends to retain the services of Quantum for the Noah's New York Bagels brand during 1996.

CERTAIN TRANSACTIONS WITH BOSTON CHICKEN

  See "Risk Factors--Dependence on Boston Chicken," "Risk Factors--Control by and Conflicts of Interest with Boston Chicken" and "Relationship with Boston Chicken."

                       RELATIONSHIP WITH BOSTON CHICKEN

  During 1994 and 1995 Boston Chicken spent substantial amounts of time and resources investigating the potential of the bagel business. In March 1995, Boston Chicken made an investment in the Company in the form of a convertible secured loan and sold to the Company at net book value certain assets and certain know-how and agreements. On June 17, 1996, Boston Chicken converted the loan into shares of Common Stock, as more fully described below. Also in March 1995, Boston Chicken and the Company entered into fee service agreements pursuant to which Boston Chicken has provided the Company with certain multi-unit retail infrastructure support, including accounting and administration services, financial services, real estate services and computer and communications services. Any of the foregoing fee service agreements which remain in effect may be changed at any time, as may be agreed by Boston Chicken and the Company. See "Risk Factors--Control by and Conflicts of Interest with Boston Chicken."

  The loan agreement between Boston Chicken and the Company, each of the other agreements referred to above and other agreements between the Company and Boston Chicken, are summarized below and are attached as exhibits to the Registration Statement of which this Prospectus is a part.

 LOAN AGREEMENT

  On March 24, 1995, Boston Chicken made a senior secured convertible loan to the Company, secured by substantially all of the Company's and its subsidiaries' assets, pursuant to which the Company could draw on a line of credit through March 1998, in order to provide partial funding for store development and working capital. In February 1996, in connection with the Noah's acquisition, Boston Chicken increased the amount available under the loan from $80.0 million to $120.0 million. Also in February 1996, Boston Chicken provided a $25.0 million bridge loan to the Company (later increased to $40.0 million), which was repaid by the Company upon the closing of the Company's secured revolving credit facility. On May 9, 1996, Boston Chicken and the Company amended the convertible loan agreement to include a $14.0 million non-convertible facility, which was subsequently increased to $50.0 million. On June 17, 1996, pursuant to the terms of the convertible loan agreement, Boston Chicken converted $80.0 million outstanding under the loan into Common Stock at a conversion price of $6.38 per share, and converted the remaining $40.0 million outstanding under the loan into Common Stock at a conversion price of $14.42 per share. The Company issued an aggregate of 15,307,421 shares of Common Stock in the Loan Conversion, including 510,246 shares issued to BCEF pursuant to its participation interest in the convertible loan, which interest is described below. As of July 30, 1996, approximately $20.0 million was outstanding under the non-convertible loan facility. Interest on the non-convertible loan is based on the reference rate of Bank of America Illinois plus 1.0%. Any borrowings outstanding under the Company's non-convertible loan facility from Boston Chicken are payable on June 15, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 of Notes to the Company's Audited Consolidated Financial Statements.

  Boston Chicken may satisfy a portion of its funding obligations under the loan agreement in cash or in shares of Boston Chicken common stock. Boston Chicken has agreed to guarantee the price of any shares of Boston Chicken common stock delivered to the Company in satisfaction of Boston Chicken's obligations under the loan agreement and thereafter sold by the Company. Boston Chicken's obligation to guarantee the selling price of the shares is contingent upon the Company selling all of the shares of Boston Chicken common stock received by it with respect to a particular advance within the first seven trading days after the advance date in one or more bona fide broker's or market maker transactions through or to Merrill Lynch to one or more persons not affiliated with, related to, or associated with the Company. As of July 30, 1996 Boston Chicken had issued to the Company, and the Company had sold in the over-the-counter market, through Merrill Lynch acting as broker, 2,701,615 shares of registered Boston Chicken common stock for aggregate proceeds of approximately $88.0 million.

  In April 1996, Boston Chicken sold a $4 million undivided interest in the convertible loan to BCEF pursuant to a participation agreement. BCEF's interest in the convertible loan included the pro rata participation by BCEF in the principal, interest and security of the loan and the conversion and option rights of Boston Chicken under such loan. In connection with the conversion and option rights, two-thirds of BCEF's participation interest was convertible into Common Stock at a conversion price of $6.38 per share and the remaining one-third had a conversion price of $14.42 per share. BCEF had no independent right to exercise any conversion or option rights with respect to its participation interest, or to cause Boston Chicken to exercise such conversion or option rights. Upon conversion of the convertible loan by Boston Chicken, BCEF received 510,246 shares of Common Stock. The shares of Common Stock acquired by BCEF upon Boston Chicken's conversion of the loan may not be transferred by BCEF without providing Boston Chicken prior notice and the opportunity to purchase such shares for, at the option of Boston Chicken, cash or registered shares of Boston Chicken common stock. Certain executive officers and directors of the Company own in the aggregate less than 10% of the outstanding equity interests of BCEF.

  In connection with the closing of the Company's secured revolving credit facility with Bank of America Illinois, Boston Chicken agreed to subordinate all of its loans to the Company, both convertible and non-convertible, to all indebtedness under the Company's secured revolving credit facility, and further agreed to release its security interest in the assets of the Company.

CONCURRENT PRIVATE PLACEMENT AGREEMENT AND REGISTRATION AGREEMENT

  Concurrent with the consummation of the Initial Public Offering and the Concurrent Public Offering, the Company expects to enter into a concurrent private placement agreement with Boston Chicken (the "Concurrent Private Placement Agreement"), pursuant to which Boston Chicken would purchase 2,000,000 shares of Common Stock at the initial public offering price per share, net of underwriting discount. The Concurrent Private Placement Agreement includes customary terms and provisions, representations and warranties and indemnification obligations. In addition, the Concurrent Private Placement Agreement would permit Boston Chicken to maintain ownership of shares of Common Stock having up to 52% of the voting power of all of the outstanding shares of capital stock of the Company having the power generally to vote in the election of directors pursuant to an option (the "BCI Option") to purchase newly issued shares of Common Stock for cash or registered shares of Boston Chicken common stock at a per share exercise price equal to the (i) the weighted average price per share at which the Common Stock was issued or sold in a transaction pursuant to which the BCI Option becomes exercisable, in the case of a transaction in which such price per share is readily ascertainable, or (ii) in all other cases, the average of the closing sale prices for the Common Stock on the Nasdaq National Market (or such other principal exchange or market on which the Common Stock may then be trading) for the five trading days ending on the fifth trading day prior to the date of the transaction pursuant to which the BCI Option becomes exercisable, but subject in each case to adjustments for issuances of shares of Common Stock in connection with recapitalizations, dividends, stock splits, consolidations of shares and other diluting events. In the event payment is made in registered shares of Boston Chicken common stock, Boston Chicken will guarantee the price at which those shares can be sold at the market within a limited time period. The BCI Option will terminate if (i) Boston Chicken sells or transfers shares of Common Stock and as a result owns less than a majority of the then outstanding shares of the Company's voting stock or (ii) the percentage of outstanding shares of voting stock of the Company owned by Boston Chicken is reduced below 50% other than as a result of Boston Chicken's voluntary sale or transfer of shares of Common Stock and Boston Chicken fails to acquire a sufficient number of shares of Common Stock so that it owns at least a majority of the then outstanding shares of voting stock of the Company by July 31 of the calendar year next following the calendar year in which such reduction occurs. In addition, the percentage ownership level of 52% is subject to reduction to the extent voluntary sales or transfers by Boston Chicken reduce its ownership of the outstanding shares of voting stock of the Company to less than 52% but do not otherwise result in termination of the BCI Option. The Concurrent Private Placement Agreement prohibits the Company from taking certain actions without the consent of Boston Chicken as long as the BCI Option has not terminated, including altering any rights attaching to the Common Stock, offering or issuing any equity securities or debt securities convertible into equity securities, in either case other than Common Stock, distributing assets or securities of the Company having a fair market value in excess of 10% of the Company's consolidated gross assets or consolidated gross revenues measured as of the immediately preceding fiscal year end, and filing a petition in bankruptcy.

  In connection with the Concurrent Private Placement Agreement, the Company also expects to enter into a registration agreement with Boston Chicken (the "Boston Chicken Registration Agreement"), pursuant to which the Company would grant to Boston Chicken five demand and unlimited piggyback registration rights under the Securities Act with respect to the shares of Common Stock purchased by Boston Chicken in the Concurrent Private Placement or otherwise owned by it, including shares of Common Stock subject to the BCI Option for which the Company will bear substantially all of the expenses in connection with such registrations (other than underwriting discounts or commissions). The Boston Chicken Registration Agreement will supersede the rights of Boston Chicken under the Stockholder Registration Agreement. Boston Chicken's demand registration rights under the Boston Chicken Registration Agreement are not exercisable by it until the earlier of (i) the date on which the Company requests the effectiveness of the resale registration statement under the Stockholder Registration Agreement or (ii) 13 months after the closing of the Offerings. In addition, the Company has agreed in connection with Boston Chicken's first demand registration, to waive the requirement of the Stockholder Registration Agreement, if it is still applicable, that the holders of the Registrable Securities agree not to sell up to 30% of such Registrable Securities for certain periods and Boston Chicken has agreed to consent to such waiver. The Company has obtained from the parties to the Stockholder Registration Agreement a waiver of the provision of such agreement prohibiting the Company from granting registration rights superior to those granted under such agreement, and a consent to the grant by the Company to Boston Chicken of registration rights pursuant to the Boston Chicken Registration Agreement. See "Certain Transactions--Registration Rights" and "Shares Eligible for Future Sale."

  The Concurrent Private Placement Agreement and the Boston Chicken Registration Agreement are exhibits to the Registration Statement of which this Prospectus is a part.

 ASSIGNMENT AND REIMBURSEMENT AGREEMENT

  On March 24, 1995, Boston Chicken and the Company entered into an assignment and reimbursement agreement, pursuant to which Boston Chicken assigned to the Company certain intellectual property rights relating to the development, manufacture and sale of bagels and bagel-related products (the "Bagel Rights") and certain rights under contracts to which Boston Chicken was a party, including Boston Chicken's rights under a lease of office space in Golden, Colorado that is currently used as the Company's support center (the "Bagel Contracts"). The Company paid to Boston Chicken an aggregate of $1,160,334 in consideration for certain assets and Boston Chicken's assignment of the Bagel Rights and the Bagel Contracts, and in reimbursement of certain costs and expenses paid by Boston Chicken in connection with the development and creation of the Company and certain of its relationships, the development or acquisition of the Bagel Rights, the negotiation of the Bagel Contracts and the costs associated with transferring certain employees from Boston Chicken to the Company. The Company also agreed to assume Boston Chicken's liabilities and obligations under the Bagel Contracts and in connection with the other activities performed by Boston Chicken for which the Company reimbursed Boston Chicken.

 ACCOUNTING AND ADMINISTRATION SERVICES AGREEMENT

  On March 24, 1995, Boston Chicken and the Company entered into an accounting and administration services agreement, subsequently amended and restated in May 1996 and June 1996 to incorporate minor changes to such agreement (the "Accounting and Administration Services Agreement"), pursuant to which Boston Chicken has agreed to assist the Company, its subsidiaries and its area developers in performing certain services, including maintaining accounting records, performing accounting activities, preparing financial reports, administering options, establishing and administering employee benefits, human resources, insurance and recordkeeping services, assisting with lease negotiations, maintaining lease files and complying with reporting obligations thereunder, and providing certain other administrative support services.

  In consideration for such assistance, the Company has agreed to pay to Boston Chicken a base fee of $30,000 for each four-week accounting period, and to cause each Entity (defined below) to pay a supplemental base fee of $4,500 for each accounting period for services to each area developer or business unit of the Company (each such area developer or business unit being herein sometimes referred to as an "Entity"), which fees may be increased cumulatively not more than 10% per fiscal year by Boston Chicken. The Accounting and Administration Services Agreement also provides for a per store fee, ranging from $850 per four-week accounting period if the Company or Entity operates fewer than twelve bagel stores, to $350 per four-week accounting period if the Company or Entity operates more than 200 bagel stores (which range of per store fees may be reduced to a range from $700 to $250 upon compliance with certain reporting requirements, administrative procedure compliance requirements and timeliness deadlines established by Boston Chicken). The Company has also agreed to reimburse Boston Chicken for all non-ordinary, out-of-pocket expenses incurred by Boston Chicken or its affiliates in connection with the Accounting and Administration Services Agreement. All such expenses in excess of $50,000 must be approved by the Company prior to being incurred. Pursuant to the Accounting and Administration Services Agreement, the Company paid to Boston Chicken in fiscal year 1995 fees aggregating $489,750.

  The Accounting and Administration Services Agreement has a term of three years and may be terminated by the Company or Boston Chicken upon 180 days' prior written notice. In addition, Boston Chicken may terminate the agreement without notice 15 days after giving notice of non-payment of the fees provided for in the agreement, unless such non-payment is cured within such 15-day period.

 FINANCIAL SERVICES AGREEMENT

  On March 24, 1995, Boston Chicken and the Company entered into a financial services agreement, (as amended, the "Financial Services Agreement"), pursuant to which Boston Chicken agreed to provide certain financial services to the Company and its area developers, including identification and analysis of possible transactions and related financial and strategic advice, assistance in budget and forecast preparation, consultations and advice as to presentations, discussions and disclosures to financial analysts and the financial press, and advice concerning crisis management and control. In consideration for such financial services, the Company agreed to pay to Boston Chicken financial services fees aggregating $500,000 for fiscal year 1995 and approximately $96,000 for fiscal year 1996. The Company also agreed to reimburse Boston Chicken for all non-ordinary, out-of-pocket expenses incurred by Boston Chicken or its affiliates in connection with the Financial Services Agreement. All such expenses in excess of $50,000 were required to be approved by the Company prior to being incurred. The Financial Services Agreement was terminated effective as of May 20, 1996.

 REAL ESTATE SERVICES AGREEMENT

  On March 24, 1995, Boston Chicken and the Company entered into a real estate services agreement, subsequently amended and restated in May 1996 to make minor changes to such agreement (the "Real Estate Services Agreement"), pursuant to which Boston Chicken agreed to assist the Company, its subsidiaries and its area developers in conducting certain real estate-related activities, including site analysis, advisory services regarding customer trade area studies and other real estate matters. In consideration for such real estate services, the Company agreed to pay a general real estate advisory fee of $5,000 for each bagel store location proposed to be owned, operated, leased or franchised by the Company or any of its area developers or subsidiaries. The Company also agreed that the Company and its subsidiaries would pay Boston Chicken's regular fees for customer area trade studies, market development plans, and demographic and census reports, charts and maps (which fees were subject to change from time to time by Boston Chicken). The Company also agreed to reimburse Boston Chicken for all non-ordinary, out-of-pocket expenses incurred by Boston Chicken or its affiliates in connection with the Real Estate Services Agreement. All such expenses in excess of $50,000 were required to be approved by the Company prior to being incurred. Pursuant to the Real Estate Services Agreement, the Company paid to Boston Chicken in fiscal year 1995 fees aggregating $280,000. The Real Estate Services Agreement was terminated effective as of June 17, 1996.

 COMPUTER AND COMMUNICATIONS SYSTEMS SERVICES AGREEMENTS

  On March 24, 1995, Boston Chicken and the Company entered into the Computer Services Agreement, subsequently amended and restated in May 1996 and June 1996 to make certain changes to such agreement, pursuant to which (i) the Company has agreed to acquire communications and computer systems or hardware specified or required from time to time by Boston Chicken for use by the Company and its subsidiaries and area developers (except for Noah's Pacific an area developer of the Company operating Noah's New York Bagels stores, which has entered into a separate agreement with Boston Chicken for computer systems conversion and services as more fully described below), (ii) Boston Chicken has licensed the Company to use retail store-level computer software programs and certain other computer software programs in connection with various support and control functions (which the Company has agreed to use exclusively, along with other software specified by Boston Chicken), and (iii) Boston Chicken has agreed to provide certain computer and communications support services. In consideration for such license and provision of services, the Company has agreed to pay, and to cause each of its subsidiaries and area developers to pay, to Boston Chicken a one-time license fee of $15,000 per bagel store. In addition, the Company agreed to pay fees aggregating $156,000 for certain real estate software, fees aggregating $156,000 for certain Lotus Notes Database(R) templates and fees aggregating $156,000 for certain structured report software. In addition, the Company has agreed to pay to Boston Chicken, for data center and network service operations and support of certain infrastructure programs, $750,000 for each of the 1996, 1997 and 1998 fiscal years and 0.25% of net systemwide revenue of the Company, its subsidiaries and its area developers (excluding the revenue derived from Noah's New York Bagels stores) for each of the 1999 and 2000 fiscal years. The Company has also agreed to pay, and to cause each of its subsidiaries and area developers to pay, to Boston Chicken a software maintenance and support service fee of $323 for each of Boston Chicken's four-week accounting periods for each installed copy of certain software licensed from Boston Chicken, which fee may be increased by Boston Chicken at any time at its option. The Company has also agreed to compensate Boston Chicken at hourly rates for performance of support services not otherwise covered by the foregoing fees and to incur certain additional amounts as may be needed to modify, enhance or replace computer or communications systems or computer software, some of which amounts may be payable to Boston Chicken. The Company has also agreed to reimburse Boston Chicken for certain costs and expenses incurred by Boston Chicken in connection with the Computer Services Agreement. Pursuant to the Computer Services Agreement, the Company, its subsidiaries and area developers paid to Boston Chicken in fiscal year 1995 fees aggregating $234,823.

  The Computer Services Agreement has a term of five years and may be terminated by the Company or Boston Chicken upon one year prior written notice. In addition, Boston Chicken may terminate the agreement without notice 15 days after giving notice of non-payment of the fees provided for in the agreement, unless such non-payment is cured within such 15-day period.

  In June 1996, Noah's Pacific and Boston Chicken entered into a computer and communications systems conversion and services agreement (the "Noah's Pacific Agreement") substantially similar to the Computer Services Agreement with respect to the systems and hardware acquired by Noah's Pacific and the computer and communications support services provided by Boston Chicken. The Noah's Pacific Agreement provides that Boston Chicken will provide certain conversion assistance to Noah's Pacific and Noah's Bay Area, L.L.C. ("Noah's Bay Area"), an entity which has entered into an area development agreement and franchise agreements with the Company for the development and operation of additional Noah's New York Bagels stores and for which Noah's Pacific performs certain services. The conversion services provided by Boston Chicken under the Noah's Pacific Agreement include assisting with the development of a conversion plan and timetable for converting the Noah's Pacific system to the Company's system, the development of employee training materials, programs and processes and customizing and adapting the Company's systems and software programs for use in connection with the development and operation of Noah's New York Bagels stores. In consideration of the conversion assistance, software support and other services to be provided by Boston Chicken pursuant to the Noah's Pacific Agreement, Noah's Pacific has agreed to pay to Boston Chicken $1.5 million for the period beginning June 17, 1996 and ending December 29, 1996, $3.0 million for each of Boston Chicken's 1997 and 1998 fiscal years and, for each of Boston Chicken's accounting periods in fiscal 1999 and 2000, an amount equal to 0.5% of the combined Royalty Base Revenue of all stores owned by Noah's Pacific, Noah's Bay Area or their subsidiaries or affiliates which are operating during any such accounting period.

  The Noah's Pacific Agreement terminates at the end of Boston Chicken's fiscal year 2000. In addition, Boston Chicken may terminate the agreement without notice (i) 15 days after giving notice of non-payment of the fees provided for in the agreement, unless such non-payment is cured within such 15-day period and (ii) if Noah's Pacific breaches any provision of the agreement or, as to a particular store owned and operated by Noah's Pacific or Noah's Bay Area, if the franchise agreement covering the operation of the store is terminated for any reason.

 OTHER RELATIONSHIPS BETWEEN BOSTON CHICKEN AND THE COMPANY

  Pursuant to subscription agreements and certain other agreements entered into upon the formation of the Company, the stockholders of the Company agreed to vote their shares in favor of three persons designated by Boston Chicken as directors of the Company. The Company currently has ten directors, including the following designees of Boston Chicken: Scott Beck, Kyle Craig and David Stanchak. Boston Chicken did not designate nominees for the 1996 election of directors. In addition, certain officers of the Company were previously officers or employees of Boston Chicken. See "Management."

  The Company has from time to time purchased from Boston Chicken shares of Boston Chicken common stock for delivery by the Company in connection with acquisitions of other businesses by the Company. In addition to shares of Boston Chicken common stock funded by Boston Chicken under the loan agreement, during the period from March 24, 1995 through August 10, 1995, the Company also purchased an aggregate of 1,298,958 shares of Boston Chicken common stock in connection with such acquisitions, having an aggregate market value, measured as of the respective dates such shares were acquired, of approximately $23.4 million. See "Certain Transactions--Formation of the Company and Subsequent Acquisitions." The Company may from time to time acquire shares of common stock, or other securities, of Boston Chicken for such purposes in the future. See also "--Loan Agreement."

  In connection with the formation of the Company, the Company granted options to purchase an aggregate of 224,300 shares of Common Stock to certain officers and employees of Boston Chicken at an exercise price of $5.88 per share. Of such shares, 50,978 shares are subject to options granted to executive officers of Boston Chicken as follows: Mark W. Stephens, Vice Chairman of the Board and Chief Financial Officer, 15,294 shares; Thomas R. Sprague, Executive Vice President, 15,294 shares; Donald J. Bingle, Vice President, General Counsel and Secretary, 10,195 shares; and Mark A. Link, Vice President-- Financial Reporting, 10,195 shares.

  In July 1996, the Company, as tenant, entered into a lease with Boston Chicken, as landlord, for approximately 38,000 square feet of office space (and certain common areas, including parking areas) located in Golden, Colorado to which the Company intends to relocate its support center facility. The lease commences on September 1, 1996 and has a 15-year term, renewable for two consecutive five-year terms. The lease provides for initial rent of approximately $38,000 per month to be increased by 15% every five years during the initial term and any renewal term of the lease. Under the lease, the Company has agreed that, in the event Boston Chicken enters into a sale/leaseback transaction with any third party, the Company will, at Boston Chicken's option, amend the amount of rental payments under the lease to equal 40% of the rental amounts agreed to be paid by Boston Chicken pursuant to such a transaction. The lease is a "triple net" lease, which requires the Company to pay its proportionate share of costs associated with the property, building and common areas related to the leased premises, including, without limitation, real estate taxes, maintenance costs and insurance premiums. In addition, the Company is required to pay to Boston Chicken an administrative and management fee not to exceed 15% of such costs. Under the terms of the lease, the Company is required to procure and maintain comprehensive commercial liability and property damage insurance for the leased premises. The lease contains other provisions typical of commercial leases generally, including indemnification provisions, a prohibition against subleasing without landlord consent and standard provisions relating to defaults under the lease and remedies available upon default. The Company believes the terms and provisions of the lease, including the rent payable thereunder, are at least as favorable to the Company as those it could have obtained from an unaffiliated third party.

  The Company is a party to two subleases with Boston Chicken, pursuant to which the Company is entitled to the non-exclusive use of aircraft leased by Boston Chicken from unaffiliated leasing companies. Under the subleases, the Company is obligated to pay to Boston Chicken between $1,900 and $2,800 (depending on the type of aircraft) for each hour of flight time such aircraft is used by the Company. There is no minimum monthly use requirement or lease payment under either of the subleases, and both subleases may be terminated by either party upon 30 days' written notice. The Company believes that costs incurred by it under the subleases are lower than the costs it would incur to lease and maintain its own aircraft from an unaffiliated third party lessor and slightly higher than the costs it would incur to charter individual aircraft on a spot-basis from unaffiliated third party lessors. However, the Company believes that such higher costs are reasonably related to the benefits to the Company from the subleases, including aircraft availability and higher maintenance standards, that it would not realize from charter arrangements with unaffiliated third party lessors.

  See also "Risk Factors--Dependence on Boston Chicken," "Risk Factors-- Control by and Conflicts of Interest with Boston Chicken" and "Certain Transactions."

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Einstein/Noah Bagel Corp.:

  We have audited the accompanying consolidated balance sheet of Einstein/Noah Bagel Corp. (a Delaware corporation) and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from inception (March 24, 1995) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Einstein/Noah Bagel Corp. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the period from inception (March 24, 1995) through December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
July 16, 1996

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   DECEMBER 31,
                                                                       1995
                                                                   ------------
ASSETS
- ------
Current Assets:
  Cash and cash equivalents.......................................   $ 5,368
  Accounts receivable.............................................     1,327
  Inventory.......................................................       883
  Deposits........................................................     1,492
  Prepaid expenses and other current assets.......................       217
                                                                     -------
    Total current assets..........................................     9,287
Property and Equipment, net.......................................    19,410
Notes Receivable..................................................     7,267
Excess of Purchase Price Over Fair Value of Net Assets Acquired,
 net..............................................................    13,715
Other Assets, net.................................................       620
                                                                     -------
    Total assets..................................................   $50,299
                                                                     =======

LIABILITIES AND STOCKHOLDERS' DEFICIT
- -------------------------------------
Current Liabilities:
  Accounts payable................................................   $ 5,633
  Accrued expenses................................................     2,968
  Deferred franchise revenue......................................       645
                                                                     -------
    Total current liabilities.....................................     9,246
Convertible Debt..................................................    40,000
Deferred Franchise Revenue........................................       265
Other Noncurrent Liabilities......................................     2,907
Repurchase Common Stock Shares--1,721,250 shares issued and
 outstanding......................................................    11,062
Series A Preferred Stock--6,250 shares issued and outstanding.....     7,813
Commitments
Stockholders' Deficit:
  Preferred Stock--$.01 par value; 20,000,000 shares authorized;
   no shares issued and outstanding...............................       --
  Common Stock--$.01 par value; 200,000,000 shares authorized;
   3,848,607 shares issued and outstanding........................        38
  Additional paid-in capital......................................    22,684
  Accumulated deficit.............................................   (43,716)
                                                                     -------
    Total stockholders' deficit...................................   (20,994)
                                                                     -------
    Total liabilities and stockholders' deficit...................   $50,299
                                                                     =======


The accompanying notes to the consolidated financial statements are an integral part of this statement.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

    FOR THE PERIOD FROM MARCH 24, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenue:
  Company-operated stores............................................ $ 25,685
  Royalties and franchise-related fees...............................      738
                                                                      --------
                                                                        26,423
Costs and Expenses:
  Cost of products sold..............................................    8,239
  Salaries and benefits..............................................   13,531
  General and administrative.........................................   21,230
  Write-off of intangible assets.....................................   26,575
                                                                      --------
  Total costs and expenses...........................................   69,575
                                                                      --------
Loss from Operations.................................................  (43,152)
Other Income (Expense):
  Interest expense, net..............................................   (1,281)
  Other income, net..................................................      717
                                                                      --------
    Total other expense..............................................     (564)
                                                                      ========
  Net loss........................................................... $(43,716)
                                                                      ========
  Net loss per common and equivalent share........................... $  (4.54)
                                                                      ========
  Weighted average number of common and equivalent shares
   outstanding.......................................................    9,659
                                                                      ========



The accompanying notes to the consolidated financial statements are an integral part of this statement.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

    FOR THE PERIOD FROM MARCH 24, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                                 (IN THOUSANDS)

Common Stock
  Balance at inception............................................... $    --
  Issuance of common stock...........................................       38
                                                                      --------
  Balance at December 31, 1995....................................... $     38
                                                                      ========
Additional paid-in capital
  Balance at inception............................................... $    --
  Issuance of common stock, net of offering cost of $500.............   22,051
  Dividends on Series A preferred stock and accretion of dividends on
   repurchase shares.................................................   (1,077)
  Expense recognized for warrants issued.............................    1,710
                                                                      --------
  Balance at December 31, 1995....................................... $ 22,684
                                                                      ========
Accumulated deficit
  Balance at inception............................................... $    --
  Net loss...........................................................  (43,716)
                                                                      --------
  Balance at December 31, 1995....................................... $(43,716)
                                                                      ========




The accompanying notes to the consolidated financial statements are an integral part of this statement.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

    FOR THE PERIOD FROM MARCH 24, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                                 (IN THOUSANDS)

Cash Flows from Operating Activities:
  Net loss........................................................... $(43,716)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization....................................    1,657
    Warrant expense..................................................    1,710
    Write-off of intangible assets...................................   26,575
Gain on the sale of marketable equity securities.....................     (719)
Changes in assets and liabilities, net of effect of acquisitions:
  Accounts receivable................................................     (680)
  Accounts payable and accrued expenses..............................    1,778
  Deferred franchise revenue.........................................      910
  Other assets and liabilities.......................................      173
                                                                      --------
    Net cash used in operating activities............................  (12,312)
Cash Flows from Investing Activities:
  Purchase of property and equipment.................................  (18,109)
  Proceeds from sale of property and equipment.......................    5,519
  Purchase of marketable equity securities, net of proceeds from sales.............................................................  (22,682)
  Purchase of other assets...........................................     (621)
  Issuance of notes receivable.......................................  (10,569)
  Repayment of notes receivable......................................    3,831
                                                                      --------
    Net cash used in investing activities............................  (42,631)
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock.............................   20,311
  Proceeds from convertible debt.....................................   91,060
  Repayment of convertible debt......................................  (51,060)
                                                                      --------
    Net cash provided by financing activities........................   60,311
                                                                      --------
Net Increase in Cash and Cash Equivalents............................    5,368
Cash and Cash Equivalents, inception.................................      --
                                                                      --------
Cash and Cash Equivalents, end of year............................... $  5,368
                                                                      ========
Supplemental Cash Flow Information:
  Interest Paid...................................................... $  1,107
                                                                      ========
Supplemental Schedule of Non-Cash Activities:
  Exchange of Series A preferred stock, repurchase common stock, common stock and marketable equity securities for net assets acquired.......................................................... $ 42,742
                                                                      ========
  Issuance of common stock for note receivable....................... $    437
                                                                      ========
  Accretion of dividends on repurchase common stock.................. $    933
                                                                      ========

The accompanying notes to the consolidated financial statements are an integral part of this statement.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

              NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

  Einstein/Noah Bagel Corp. and subsidiaries, formerly Einstein Bros. Bagels, Inc. (the "Company"), operate and franchise specialty retail stores in the United States that feature fresh-baked bagels, proprietary cream cheeses, specialty coffees and teas, and creative soups, salads and sandwiches. At December 31, 1995, there were 60 stores in operation systemwide, consisting of 47 Company-operated stores and 13 franchise stores. In 1995, the Company sold 13 Company-operated stores to newly-formed area developers of the Company. Subject to the provisions of the applicable franchise agreements, the Company is obligated to allow franchisees to utilize the Company's trademarks, copyrights, recipes, operating procedures and other elements of its systems in the operation of franchised stores.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

 Fiscal Year

  The Company's fiscal year is the 52/53 week period ending on the last Sunday in December.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments purchased with maturities of three months or less.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market and consist of food, paper products and supplies.

 Property and Equipment

  Property and equipment is stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization has been calculated using the straight-line method. The following represent the useful lives over which the assets are depreciated and amortized:

      Buildings and improvements.................................... 15-30 years
      Furniture, fixtures and equipment.............................   6-8 years
      Pre-opening expenses..........................................      1 year

  Property and equipment additions include acquisitions of buildings and equipment, costs incurred in the development and construction of new stores and major improvements to existing stores. Expenditures for maintenance and repairs are charged to expense as incurred. Pre-opening costs consist primarily of salaries and other direct expenses incurred in connection with the set-up, initial stocking of stores, initial training of employees and general management activities incurred prior to the opening of new stores.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

 Long-Lived Assets

  The Company has adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" to evaluate the recoverability of long-lived assets and assets to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 also establishes the procedures for review of recoverability, and measurement of impairment if necessary, of long-lived assets and certain identifiable intangibles to be held and used by an entity.

 Excess Purchase Price Over Fair Value of Identifiable Net Assets Acquired

  The excess purchase price over the fair value of identifiable net assets acquired from acquisitions is being amortized on a straight-line basis over 35 years. The Company evaluates whether events and circumstances have occurred that indicate revision to the remaining useful life or the remaining balances may be appropriate. Such events and circumstances include, but are not limited to, a change in business strategy or change in current and long-term projected operating performance. When factors indicate that the carrying amount of an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of such asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the asset.

 Revenue Recognition

  Revenue from Company-operated stores is recognized in the period related food and beverage products are sold. Royalties are recognized in the same period that related franchised store revenue is generated. Revenue derived from initial franchise fees and area development fees is recognized when the franchised store opens. Interest is recognized as earned. The components of royalties and franchise-related fees for fiscal 1995 are as follows (in thousands of dollars):

      Initial franchise and area development fees......................... $520
      Royalties...........................................................   35
      Other...............................................................  183
                                                                           ----
      Total royalties and franchise-related fees.......................... $738
                                                                           ====

 Per Share Data

  Net loss per common share is computed by dividing net loss, adjusted for dividends on Series A preferred stock, by the weighted average number of common shares outstanding during the period and common stock and common stock equivalent shares issued within one year prior to the effective date of the Company's initial public offering at a price or exercise price less than the initial public offering price. The common stock equivalents have been reduced by the number of shares of common stock which could be purchased with the proceeds from the assumed exercise of the options and warrants, including tax benefits assumed to be realized.

 Stock Options

  Employee stock options are accounted for pursuant to APB No. 25.

 Employee Benefit Plan

  The Company has a 401(k) plan to which the Company makes no contributions.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

3. SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENT DATA

  Accounts receivable are net of an allowance for doubtful accounts of $81,000 at December 31, 1995.

                                                               DECEMBER 31, 1995
                                                               -----------------
                                                               (IN THOUSANDS OF
                                                                   DOLLARS)
      Property and equipment consists of:
        Land..................................................      $   123
        Buildings and improvements............................       12,083
        Furniture, fixtures and equipment.....................        7,544
        Pre-opening expenses..................................          401
                                                                    -------
                                                                     20,151
        Less: Accumulated depreciation and amortization.......         (741)
                                                                    -------
          Total property and equipment, net...................      $19,410
                                                                    =======
      Accrued expenses consist of:
        Accrued payroll and fringe benefits...................      $   876
        Accrued interest......................................          325
        Accrued other.........................................        1,767
                                                                    -------
          Total accrued expenses..............................      $ 2,968
                                                                    =======
      Interest expense, net consists of:
        Interest expense......................................      $ 1,432
        Interest income.......................................         (151)
                                                                    -------
          Total interest expense, net.........................      $ 1,281
                                                                    =======

4. ACQUISITIONS

  In 1995, the Company acquired four regional bagel companies. In March 1995, the acquisitions included Brackman Brothers, Inc. ("Brackman") for which the Company issued 573,750 shares of common stock valued at $5.88 per share and other marketable equity securities with a value of $8.3 million, Bagel & Bagel, Inc. ("Bagel & Bagel") for which the Company issued 573,750 shares of common stock valued at $5.88 per share and other marketable equity securities with a value of $5.5 million, and Offerdahl's Bagel Gourmet, Inc. ("Offerdahl's") for which the Company issued 811,625 shares of common stock valued at $5.88 per share and other marketable equity securities with a value of $5.6 million. In August 1995, the Company acquired Baltimore Bagel Co. ("Baltimore Bagel") for which the Company issued 6,250 shares of Series A preferred stock with a value of $7.8 million and other marketable equity securities with a value of $4.0 million. Pursuant to the acquisitions, the Company agreed to repurchase up to 1,721,250 shares of the common stock under certain circumstances (see Note 12). The acquisitions have been accounted for as purchases, and, accordingly, the purchase prices were allocated to assets (both tangible and identifiable intangible) and liabilities based upon an evaluation of their fair values at the dates of the acquisitions. The total purchase price for these four companies, including assumption of liabilities, was $51.1 million, of which $21.2 million was allocated to trademarks (amortized over a 35-year life), $5.4 million was allocated to recipes (amortized over a 10-year life) and $14.0 million was allocated to excess purchase price over fair value of identifiable net assets acquired (amortized over a 35-year life). Such intangibles were identified by management based upon its evaluation of the businesses acquired. The allocation of the purchase price to trademarks and recipes was based upon a royalty savings methodology which determines the present value of the stream of royalties which the Company believes an independent third party would be willing to pay to obtain the use of such trademarks and recipes. The estimated useful life for these assets was based upon various factors which existed at the time of the acquisitions, including the anticipated periods of benefit to be derived from the utilization of such assets in connection with executing a

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES regional brand business strategy, increasing consumer demand for bagel products, the lack of a competitor with national brand awareness, the lack of regulatory limitations on the potential useful lives of such assets, the absence of any inherent or technological obsolescence for such assets, and in the case of trademarks, the long-lived nature of a primary brand name in the consumer marketplace. Subsequent to these acquisitions, management launched a development project which resulted in the development of the Einstein Bros. Bagel brand and store, at which time management determined it would discontinue the use of the acquired trademarks and recipes. Consequently, this change in business strategy resulted in an impairment of these identifiable intangible assets, and accordingly, the assets were written down to their fair market values, resulting in a write-off of $26.6 million (see Note 13). The financial statements include the results of operations for the acquired entities from their dates of acquisition.

  The following represents the unaudited pro forma results of operations as if all of the above-noted business combinations had occurred at the beginning of the Company's fiscal year (in thousands of dollars, except per share data):

      Revenue........................................................... $38,065
      Net loss..........................................................  43,540
      Net loss per share................................................ $  4.51

  The pro forma information given above does not purport to be indicative of the results that actually would have been obtained if the operations were combined as of the beginning of the Company's fiscal year, and is not intended to be a projection of future results or trends.

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

 Cash and Cash Equivalents

  The carrying value approximates fair value due to the length of maturity of the investments.

 Notes Receivable

  The estimated fair value of the Company's notes receivable, including the conversion option (Notes 6 and 11), is based on the discounted value of future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.

 Convertible Debt

  The estimated fair value of the Company's convertible debt, including the conversion option (see Note 7), is based on the discounted value of future payments using the current rate at which a similar loan would be made to a company with similar credit ratings.

 Common Stock Subject to Repurchase

  The estimated fair value of the Company's common stock subject to repurchase by the Company is based on the price of other common stock equity transactions near December 31, 1995.

 Series A Preferred Stock

  The estimated fair value of the Company's Series A preferred stock is based on the discounted value of future cash flows using interest rates which would be applicable to similar instruments held in companies with similar credit ratings.

  The estimated fair values of the Company's financial instruments are as follows (in thousands of dollars):

                                                      CARRYING AMOUNT FAIR VALUE
                                                      --------------- ----------
      Cash and cash equivalents......................     $ 5,368      $ 5,368
      Notes receivable...............................       7,267        7,267
      Convertible debt...............................      40,000       40,000
      Repurchase common stock........................      11,062       11,142
      Series A preferred stock.......................       7,813        7,813

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

6. NOTES RECEIVABLE

  The following table summarizes the primary components of notes receivable as of December 31, 1995 (in thousands of dollars):

      Due from area developers (Note 11)................................ $3,538
      Notes receivable from stockholder.................................  1,888
      Term loans........................................................  1,108
      Revolving loan....................................................    226
      Other.............................................................    507
                                                                         ------
                                                                         $7,267
                                                                         ======

  Notes receivable from stockholder bear interest at 1% over the applicable reference rate of Bank of America Illinois. Principal and interest are due April 2001. The notes are collateralized by various assets.

  Term loans bear interest based upon the reference rate plus 1%. Principal is due in annual installments with balloon payments required through various dates through 2001. The loans are collateralized by various assets.

  The revolving loan provides a credit facility to a vendor of up to $400,000 through October 2000 with interest payable currently based upon the reference rate plus 1%. The loan is collateralized by various assets.

7. DEBT

  The Company has entered into a secured loan agreement (the "Agreement") providing borrowings through March 1998, pursuant to which Boston Chicken, Inc. ("Boston Chicken") provides debt financing and, in turn, obtains the right to convert all or any portion of the loan into shares of common stock of the Company. In January 1996, Boston Chicken increased the available borrowings under the Agreement from $80.0 million to $120.0 million. The ownership percentage represented by the shares of common stock to be acquired upon conversion (or exercise of the option, as provided below) is dependent upon total equity and rights outstanding, but would represent a majority ownership in certain instances. The loan may be converted at any time after the earlier of April 1997, the completion of an initial public offering, or the Company being in default of the loan and until October 2003. Additionally, during this same period, to the extent the loan is not fully drawn or has been drawn and repaid, Boston Chicken has the option to acquire at the loan conversion price, as defined, the amount of additional equity it could have acquired by conversion of the loan had the loan been fully drawn. The loan is collateralized by substantially all of the assets of the Company and a pledge of the common stock of its subsidiaries. The Agreement contains various restrictive covenants including restricting cash dividends and limiting additional indebtedness. Interest is based upon the reference rate of Bank of America Illinois plus 1% and is payable currently. In April 1998, the loan converts to an amortizing term loan payable through May 2003, with a final balloon payment.

  Principal maturities on the outstanding balance as of December 31, 1995 were as follows (in thousands of dollars):

      1998.............................................................. $ 3,077
      1999..............................................................   4,000
      2000..............................................................   4,000
      Thereafter........................................................  28,923
                                                                         -------
                                                                         $40,000
                                                                         =======

  In connection with the acquisition of Noah's New York Bagels, Inc. ("Noah's") in February 1996 (Note 15), Boston Chicken provided the Company with a non-convertible bridge loan facility of up to $40.0 million.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

8. INCOME TAXES

  As of December 31, 1995, the Company had cumulative federal and state tax operating loss carryforwards available to reduce future taxable income of approximately $11.1 million which begin to expire in 2010.

  The primary components that comprise the net deferred tax asset as of December 31, 1995 are as follows (in thousands of dollars):

      Deferred tax assets:
        Accounts payable and accrued expenses.......................... $   218
        Deferred franchise revenue.....................................     355
        Other noncurrent liabilities...................................     220
        Write-off of intangible assets that are amortizable for tax....   2,017
        Net operating loss.............................................   4,104
        Other..........................................................   1,380
                                                                        -------
          Total deferred tax assets....................................   8,294
      Deferred tax liabilities:
        Property and equipment.........................................    (489)
        Other assets...................................................    (116)
                                                                        -------
          Total deferred tax liabilities...............................    (605)
                                                                        -------
          Net deferred tax asset.......................................   7,689
      Valuation allowance..............................................  (7,689)
                                                                        -------
      Net deferred tax asset........................................... $   --
                                                                        =======

  The increase in the valuation allowance of $7,689,000 from inception through December 31, 1995, is due to uncertainty regarding the realization of the related tax benefits.

9. NATIONAL AND LOCAL ADVERTISING FUNDS

  The Company administers a National Advertising Fund to which Company-operated stores and franchised stores make contributions based on individual franchise agreements (2% of net revenue). Collected amounts are spent primarily on developing marketing and advertising materials for use systemwide. Such amounts are not segregated from the cash resources of the Company, but the National Advertising Fund is accounted for separately and not included in the financial statements of the Company.

  The Company maintains Local Advertising Funds that provide comprehensive advertising and sales promotion support for stores in particular markets. Contributions are made by both Company-operated and franchised stores (currently 4% of net revenue). The Company disburses funds and accounts for all transactions related to such Local Advertising Funds. Such amounts are not segregated from the cash resources of the Company, but are accounted for separately and are not included in the financial statements of the Company.

10. COMMITMENTS

  The Company leases sites for its stores, commissaries and office space. Lease terms are generally five years with two or three five-year renewal options. The Company also subleases sites to its area developers. The sublease terms to area developers are negotiated at arms length on commercially reasonable terms. The Company is contingently liable for all lease costs including common area maintenance charges. Most of the leases contain escalation clauses and common area maintenance charges.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

  The following is a schedule of future minimum rental payments which are required under operating leases that have initial or remaining noncancellable lease terms in excess of one year and sublease proceeds as of December 31, 1995 (in thousands of dollars):

                                            MINIMUM     SUBLEASE   NET MINIMUM
                                        RENTAL PAYMENTS PROCEEDS RENTAL PAYMENTS
                                        --------------- -------- ---------------
      1996.............................     $ 3,495      $  822      $ 2,673
      1997.............................       2,908         597        2,311
      1998.............................       2,686         590        2,096
      1999.............................       2,403         560        1,843
      2000.............................       1,587         529        1,058
      Thereafter.......................       3,046       1,352        1,694
                                            -------      ------      -------
                                            $16,125      $4,450      $11,675
                                            =======      ======      =======

  The net rental expense under operating leases, primarily for Company-operated stores, was approximately $1,909,000 for the period from March 24, 1995 (inception) through December 31, 1995.

  In December 1995, Bagel Store Development Funding, L.L.C. ("Bagel Funding"), formerly Einstein Bros. Equity Funding, L.L.C., was formed with the objective of raising $90.0 million to invest in existing and proposed area developers. Through December 31, 1995, Bagel Funding had raised approximately $40.0 million (including an aggregate of $20.0 million in subscription receivables) and had invested a total of $3.5 million in area developers. In March 1996, Bagel Funding raised the remainder of anticipated funds, so that the funds raised equalled the $90.0 million (including an aggregate of $45.0 million in subscription receivables). Bagel Funding can require an area developer to redeem Bagel Funding's equity interest at a formula price in the event the Company acquires a majority interest in the area developer, and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest at the formula price. In the event the Company's conversion and/or option rights expire unexercised under the area developer's secured loan agreement with the Company, as originally in effect, Bagel Funding will have the right to require, subject to the Company's prior consent, that the area developer undertake a firm commitment underwritten public offering of equity of the area developer. In the event the Company does not consent to a public offering, the area developer can be required to purchase Bagel Funding's unredeemed equity interest in the area developer at a formula price and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest. Also, in the event the Company does not acquire a majority interest in the area developer pursuant to the Company's conversion and/or option rights prior to the time such rights expire unexercised under the area developer's secured loan agreement with the Company, as originally in effect, Bagel Funding will have the right to request that the area developer seek to terminate its area development and franchise agreements with the Company. If the Company does not consent to such termination, the area developer can be required to redeem Bagel Funding's equity interest in the area developer at a formula price, and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest.

  The Company has entered into a supply agreement relating to the purchase of certain minimum levels of cream cheese, which expires in October 2000, or earlier in certain circumstances. The agreement requires the Company, its subsidiaries, area developers and other authorized purchasers to purchase the lesser of 160,000 pounds of cream cheese per week or 60% of their requirements for cream cheese (excluding certain requirements that may be satisfied through other commitments and certain requirements of acquired companies). The price per pound is determined over the term of the contract based upon production costs.

11. AREA DEVELOPER FINANCING

  The Company currently offers partial financing to its area developers for use in expansion of their operations. These financing arrangements permit the Company to obtain an equity interest in the area developer

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES at a predetermined price after a moratorium (generally two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults) on conversion of the loan into equity. The maximum loan amount is established to give the Company majority ownership of the area developer upon conversion (or option exercise, as described further below) provided the Company exercises its right to participate in any intervening financing of the area developer.

  Area developer financing requires the developer to expend at least 75% of its contributed capital toward developing stores prior to drawing on the revolving loan account, with draws permitted during a three-year draw period in a pre-determined maximum amount equal to four times the amount of the area developer's equity capital. Upon expiration of the draw period, the loan converts to an amortizing term loan payable over five years in periodic installments, with a final balloon payment. Interest is set at 1% over the applicable reference rate of Bank of America Illinois from time to time and is payable each four-week period. The loan is secured by a pledge of substantially all of the assets of the area developer.

 (a) Loan Conversion Option

  All or any portion of the loan amount may be converted at the Company's election at any time after the expiration of a specified moratorium period (generally two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults) into equity in the area developer at the conversion price set forth in such loan agreement, generally at a 12% premium over the per equity unit price paid by the investors in the area developer for the equity investment made concurrently with the execution of the loan agreement. To the extent such loan is not fully drawn or has been drawn and repaid, the Company has a corresponding option to acquire at the loan conversion price the amount of additional equity it could have acquired by conversion of the loan had it been fully drawn.

  There can be no assurance the Company will or will not convert any loan amount or exercise its option at such time as it may be permitted to do so and, if it does convert, that such conversion will constitute a majority interest in the area developer.

 (b) Commitments to Extend Area Developer Financing

  The following table summarizes as of December 31, 1995 credit commitments for area developer financing (in thousands of dollars):

      Number of area developers receiving financing....................       2
      Loan commitments................................................. $16,000
      Unused loans.....................................................  12,462
                                                                        -------
      Loans outstanding (included in Notes Receivable)................. $ 3,538
                                                                        =======
      Allowance for loan losses........................................ $   --
                                                                        =======

  The principal maturities on the aforementioned notes receivable are as follows (in thousands of dollars):

      1998............................................................... $   82
      1999...............................................................    354
      2000...............................................................    354
      Thereafter.........................................................  2,748
                                                                          ------
                                                                          $3,538
                                                                          ======

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

 (c) Credit Risk and Allowance for Loan Losses

  The allowance for credit losses is maintained at a level that in management's judgment is adequate to provide for estimated possible loan losses. The amount of the allowance is based on management's review of each area developer's use of loan proceeds, stage of development, adherence to its store development schedule, store performance trends, type and amount of collateral securing the loan, prevailing economic conditions, and other factors which management deems relevant at the time. Based upon this review and analysis, no allowance was required as of December 31, 1995.

12. STOCKHOLDERS' EQUITY

 Common Stock

  On July 8, 1996, the Company approved a 225-for-one split of the Company's common stock in the form of a stock dividend. Per share amounts, the number of common shares and capital accounts have been restated to give retroactive effect to the stock split.

  The Company issued 3,536,361 shares of common stock at the time of its formation, which provided net proceeds of approximately $20.8 million.

 Preferred Stock

  In connection with the acquisition of the net assets of Baltimore Bagel, the Company issued 6,250 shares of Series A preferred stock. The Series A preferred stock has a liquidation preference of $1,000 per share, pays annual dividends of $60 per share, and is automatically convertible into common stock of the Company in an initial public offering with the number of shares of common stock received being equal to $1,000 plus accrued and unpaid dividends divided by 80% of the gross offering price per share to the public.

  The Series A preferred stock is redeemable by the Company at any time after February 10, 1999, at a price per share equal to $1,250 plus accrued and unpaid dividends. A majority of the holders may require the Company to redeem one-third of the shares of Series A preferred stock on each of February 28, 1998, May 1, 1998 and August 1, 1998, at a price of $1,250 plus accrued and unpaid dividends. The holders of the Series A preferred stock may also require redemption in the event the Company has failed to pay three consecutive quarterly dividends.

 Common Stock Subject to Repurchase

  Pursuant to the purchase agreements (see Note 4), the Company has agreed that, in the event it has not completed an initial public offering of its common stock resulting in gross proceeds of at least $15.0 million by specified dates or Boston Chicken's ownership of, or right to acquire an ownership interest in, the Company's common stock falls below 25%, the holders of common stock subject to repurchase by the Company can require the Company to redeem such shares of common stock at their fair market value, but not less than a specified floor price per share. The difference between the consideration paid per share and the greater of the fair market value of the shares or the floor price per share is being accreted to the shares as a dividend over the life of the put option.

 Warrants

  The Company sold warrants to purchase 1,012,500 shares of common stock of the Company to Bagel Funding. The warrants have an exercise price of $6.47 per common share and expire in 2000. The market value of the warrants was recorded as an expense and credited to additional paid-in capital during fiscal 1995.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

 Stock Option Plan

  The Company has a stock option plan (the "Plan") under which options to purchase up to 3,600,000 shares of common stock, subsequently increased to 5,500,000 shares of common stock, may be granted to certain employees and officers of, and consultants to, the Company. The option price is equal to the fair market value of the stock on the date of the grant and each option has a term of ten years. Options granted under the Plan generally vest at a rate of 10% at the end of the first year, an additional 20% at the end of the second year, an additional 30% at the end of the third year, with the balance vesting at the end of the fourth year from the date of the grant.

  Activity under the option plan through December 31, 1995 was as follows:

                                                                      OPTION
                                                                     PRICE PER
                                                          SHARES       SHARE
                                                         ---------  -----------
      Granted........................................... 2,090,248  $5.88-$6.47
      Cancelled.........................................   (16,778)        5.88
                                                         ---------  -----------
      Outstanding as of December 31, 1995............... 2,073,470  $5.88-$6.47
                                                         =========  ===========
      Exercisable as of December 31, 1995...............    29,738  $      5.88
                                                         =========  ===========

  As of December 31, 1995, the Company had 17,146,125 shares of common stock reserved for issuance upon exercise of options and warrants and conversion of Boston Chicken's loan into common stock. In addition, the Company has contractually agreed to reserve a sufficient number of shares of common stock for issuance to the holder of the Series A preferred stock upon conversion.

13. WRITE-OFF OF INTANGIBLE ASSETS

  After the acquisition of Brackman, Bagel & Bagel, Offerdahl's and Baltimore Bagel (collectively the "Founding Companies"), the Company launched a development project, pursuant to which management analyzed (i) the Founding Companies' stores, including brand positionings, product offerings, operational service systems and atmosphere, (ii) the competitive environment and (iii) the preferences of consumers across the United States. The project resulted in the development of the Einstein Bros. Bagels brand and store. In connection with, and as a result of, the development of the Einstein Bros. Bagels brand and store, management determined to discontinue the use of the identifiable intangible assets acquired in the acquisitions of the Founding Companies, including trademarks and recipes. Consequently, this change in business strategy resulted in an impairment of these identifiable intangible assets, and accordingly, the assets were written down to their fair market values resulting in a write-off of $26.6 million.

14. RELATED-PARTY TRANSACTIONS

  Certain officers and directors of Boston Chicken have an equity interest in the Company. For the Company's 1995 fiscal year, the Company paid to Boston Chicken approximately $1.2 million for the purchase of furniture, equipment and other miscellaneous assets and approximately $3.0 million in software license, software maintenance, real estate, financial advisory, accounting fees and interest on its loan with Boston Chicken.

  Certain officers and directors of the Company are officers and investors in Bagel Funding and had invested $8.4 million in Bagel Funding at December 31, 1995. The Company is the manager of Bagel Funding. No fees were paid to the Company in its capacity as manager during 1995.

  The Company has entered into secured loan and area developer agreements with certain area developers in which certain directors and officers and members of their families have a direct or indirect equity interest. The

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

Company received from these entities approximately $2.3 million in development, franchise, royalty, management services and interest in fiscal 1995. The Company has also sold to these entities, stores, inventory, equipment and other miscellaneous assets for which it received approximately $5.5 million in 1995.

  During 1995, the Company paid $85,874 to Bowana Aviation, Inc. ("Bowana") for the Company's use of an aircraft owned by Bowana. A director and a member of his family (both stockholders of the Company) own Bowana. The Company believes that the amounts charged are at rates comparable to those charged by third parties.

15. SUBSEQUENT EVENTS

  In February 1996, the Company acquired Noah's, the largest regional bagel retailer on the West Coast, for approximately $100.9 million, including approximately $83.7 million of intangible assets, including excess purchase price over the fair value of net assets acquired.

  In May 1996, the Company entered into a secured revolving credit facility providing for borrowings of up to $45.0 million through April 30, 1998. Borrowing under the facility may be either floating rate loans with interest at the lender's base rate plus 1.0% or, at the Company's option, the rate offered in the interbank Eurodollar market for one-, two-, or three-month dollar deposits offered by the lender plus 3.0%. In addition, a commitment fee of .25% of the average daily unused portion of the loan is required. The facility contains covenants, among others, restricting other borrowings, prohibiting cash dividends, and requires the Company to maintain minimum interest coverage and cash flow ratios, specified store level sales, and a minimum capital level.

  In June 1996, the $120.0 million convertible loan to the Company was converted into 15,307,421 shares of common stock of the Company.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      PRO FORMA
                                            DECEMBER 31,  APRIL 21,   APRIL 21,
                                                1995        1996        1996
                                            ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
                                                                      (NOTE 7)
ASSETS
- ------
Current Assets:
 Cash and cash equivalents................    $  5,368    $  2,912    $  2,912
 Accounts receivable......................       1,327       5,334       5,334
 Inventory................................         883       1,408       1,408
 Deposits.................................       1,492       3,319       3,319
 Prepaid expenses and other current
  assets..................................         217         634         634
                                              --------    --------    --------
   Total current assets...................       9,287      13,607      13,607
Property and Equipment, net...............      19,410      34,564      34,564
Notes Receivable..........................       7,267      38,298      38,298
Excess of Purchase Price Over Fair Value
 of Identifiable Net Assets Acquired, net.      13,715      69,547      69,547
Trademarks, net...........................         --       21,986      21,986
Recipes, net..............................         --        5,121       5,121
Other Assets, net.........................         620       1,391       1,391
                                              --------    --------    --------
   Total assets...........................    $ 50,299    $184,514    $184,514
                                              ========    ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT)
- ------------------------------------
Current Liabilities:
 Accounts payable.........................    $  5,633    $  5,418    $  5,418
 Accrued expenses.........................       2,968       6,556       6,556
 Deferred franchise revenue...............         645         990         990
                                              --------    --------    --------
   Total current liabilities..............       9,246      12,964      12,964
Convertible Debt..........................      40,000     120,000         --
Long-term Debt............................         --       38,497      38,497
Deferred Franchise Revenue................         265       1,595       1,595
Other Noncurrent Liabilities..............       2,907       3,826       3,826
Repurchase Common Stock Shares--1,721,250
 shares issued and outstanding............      11,062      11,852      11,852
Series A Preferred Stock--6,250 shares
 issued and outstanding...................       7,813       7,813       7,813
Commitments
Stockholders' Equity (Deficit):
 Preferred Stock--$.01 par value;
  20,000,000 shares authorized; no shares
  issued and outstanding..................         --          --          --
 Common Stock--$.01 par value;
  200,000,000 shares authorized issued
  and outstanding, 3,848,607 shares in
  1995, 5,353,128 shares in 1996 and
  20,660,549 shares in 1996 on a pro
  forma basis.............................          38          54         207
 Additional paid-in capital...............      22,684      34,946     154,793
 Accumulated deficit......................     (43,716)    (47,033)    (47,033)
                                              --------    --------    --------
   Total stockholders' equity (deficit)...     (20,994)    (12,033)    107,967
                                              --------    --------    --------
   Total liabilities and stockholders'
    equity (deficit)......................    $ 50,299    $184,514    $184,514
                                              ========    ========    ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                           PERIOD FROM INCEPTION
                                             (MARCH 24, 1995)
                                                  THROUGH        QUARTER ENDED
                                              APRIL 16, 1995     APRIL 21, 1996
                                           --------------------- --------------
Revenue:
  Company-operated stores.................        $1,423            $18,397
  Royalties and franchise-related fees....           --               3,982
                                                  ------            -------
                                                   1,423             22,379
Costs and Expenses:
  Cost of products sold...................           438              5,490
  Salaries and benefits...................           643              9,128
  General and administrative..............           522              9,031
                                                  ------            -------
    Total costs and expenses..............         1,603             23,649
                                                  ------            -------
Loss from Operations......................          (180)            (1,270)
Other Income (Expense):
  Interest expense, net...................           (80)            (3,333)
  Other income, net.......................           --               1,286
                                                  ------            -------
    Total other expense...................           (80)            (2,047)
                                                  ------            -------
Net loss..................................        $ (260)           $(3,317)
                                                  ======            =======
Net loss per common and equivalent share..        $(0.03)           $ (0.35)
                                                  ======            =======
Weighted average number of common and
 equivalent shares outstanding............         9,432              9,679
                                                  ======            =======


The accompanying notes to the consolidated financial statements are an integral part of these statements.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                   PERIOD FROM
                                                  MARCH 24, 1995
                                                   (INCEPTION)
                                                     THROUGH     QUARTER ENDED
                                                  APRIL 16, 1995 APRIL 21, 1996
                                                  -------------- --------------
Cash Flows from Operating Activities:
Net loss.........................................    $   (260)     $  (3,317)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization..................          67          1,914
  Gain on sale of marketable equity securities...         --          (1,267)
  Changes in assets and liabilities, net of
   effect of acquisitions:
    Accounts receivable..........................         454         (3,710)
    Accounts payable and accrued expenses........      (1,673)        (2,440)
    Deferred franchise revenue...................         --           1,660
    Other assets and liabilities.................          24         (2,923)
                                                     --------      ---------
    Net cash used in operating activities........      (1,388)       (10,083)
Cash Flows from Investing Activities:
  Purchase of property and equipment.............        (389)       (17,557)
  Proceeds from sale of property and equipment...         --          25,088
  Acquisition of Noah's New York Bagels, Inc.....         --        (100,902)
  Net proceeds (purchases) from investment in
   marketable equity securities..................     (21,465)         1,267
  Purchase of other assets.......................         (59)          (744)
  Issuance of notes receivable...................      (2,041)       (39,003)
  Repayment of notes receivable..................         --           7,972
                                                     --------      ---------
    Net cash used in investing activities........     (23,954)      (123,879)
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock.........      20,183         13,009
  Proceeds from debt.............................      34,637        208,929
  Repayment of debt..............................     (26,533)       (90,432)
                                                     --------      ---------
    Net cash provided by financing activities....      28,287        131,506
                                                     --------      ---------
Net Increase (Decrease) in Cash and Cash
 Equivalents.....................................       2,945         (2,456)
Cash and Cash Equivalents, beginning of period...         --           5,368
                                                     --------      ---------
Cash and Cash Equivalents, end of period.........    $  2,945      $   2,912
                                                     ========      =========


The accompanying notes to the consolidated financial statements are an integral part of these statements.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The consolidated financial statements have been prepared by Einstein/Noah Bagel Corp. (the "Company") and are unaudited except for the consolidated balance sheet at December 31, 1995. The financial statements have been prepared in accordance with the instructions for Form 10-Q and, therefore, do not necessarily include all information and footnotes required by generally accepted accounting principles. In the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows as of April 21, 1996 and for all periods presented have been made. The statements are subject to year-end audit adjustment. A description of the Company's accounting policies and other financial information is included in the audited consolidated financial statements included elsewhere herein. The consolidated results of operations for the quarter ended April 21, 1996 are not necessarily indicative of the results expected for the full year.

2. AREA DEVELOPER FINANCING

  The Company currently offers partial financing to its area developers for use in expansion of their operations. These financing arrangements permit the Company to obtain an equity interest in the area developer at a predetermined price after a moratorium (generally two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults) on conversion of the loan into equity. The maximum loan amount is established to give the Company majority ownership of the area developer upon conversion (or option exercise, as described further below) provided the Company exercises its right to participate in any intervening financing of the area developer.

  Area developer financing requires the area developer to expend at least 75% of its contributed capital toward developing stores prior to drawing on the revolving loan account, with draws permitted during a three-year draw period in a pre-determined maximum amount equal to four times the amount of the area developer's equity capital. Upon expiration of the draw period, the loan converts to an amortizing term loan payable over five years in periodic installments, with a final balloon payment. Interest is set at 1% over the applicable reference rate of Bank of America Illinois from time to time and is payable each four-week period. The loan is secured by a pledge of substantially all of the assets of the area developer.

 (a) Loan Conversion Option

  All or any portion of the loan amount may be converted at the Company's election at any time after the expiration of a specified moratorium (generally two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults) into equity in the area developer at the conversion price set forth in such loan agreement, generally at a 12% premium over the per equity unit price paid by the investors in the area developer for the equity investment made concurrently with the execution of the loan agreement. To the extent such loan is not fully drawn or has been drawn and repaid, the Company has a corresponding option to acquire at the loan conversion price the amount of additional equity it could have acquired by conversion of the loan, had it been fully drawn.

  There can be no assurance the Company will or will not convert any loan amount or exercise its option at such time as it may be permitted to do so and, if it does convert, that such conversion will constitute a majority interest in the area developer.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

 (b) Commitments to Extend Area Developer Financing

  The following table summarizes credit commitments for area developer financing (in thousands of dollars):

                                                       DECEMBER 31,  APRIL 21,
                                                           1995        1996
                                                       ------------ -----------
                                                                    (UNAUDITED)
      Number of area developers receiving financing...         2            4
      Loan commitments................................   $16,000      $89,500
      Unused Loans....................................    12,462       56,934
                                                         -------      -------
      Loans outstanding (included in Notes
       Receivable)....................................   $ 3,538      $32,566
                                                         =======      =======
      Allowance for loan losses.......................   $   --       $   --
                                                         =======      =======

 (c) Credit Risk and Allowance for Loan Losses

  The allowance for credit losses is maintained at a level that in management's judgment is adequate to provide for estimated possible loan losses. The amount of the allowance is based on management's review of each area developer's use of loan proceeds, stage of development, adherence to its store development schedule, store performance trends, type and amount of collateral securing the loan, prevailing economic conditions, and other factors which management deems relevant at the time. Based upon this review and analysis, no allowance was required as of December 31, 1995 and April 21, 1996.

3. STOCK SPLIT

  On July 8, 1996, the board of directors of the Company approved a 225-for-one stock split of the Company's common stock in the form of a stock dividend. Per share amounts, the number of common shares, and capital accounts have been restated to give retroactive effect to the stock split.

4. ROYALTIES AND FRANCHISE-RELATED FEES

  The components of royalties and franchise-related fees are comprised of the following (in thousands of dollars):

                                                                  QUARTER ENDED
                                                                  APRIL 21, 1996
                                                                  --------------
                                                                   (UNAUDITED)
      Royalties..................................................     $  680
      Initial franchise and area developer fees..................      2,600
      Interest income............................................        423
      Other......................................................        279
                                                                      ------
                                                                      $3,982
                                                                      ======

5. ACQUISITION

  In February 1996, the Company acquired Noah's New York Bagel's, Inc. for approximately $100.9 million. The acquisition has been accounted for as a purchase, and, accordingly, the purchase price was allocated to assets (both tangible and identifiable intangible) and liabilities based upon an evaluation of their fair values at the date of the acquisition. Of such total purchase price, $22.1 million was allocated to trademarks (amortized over a 35-year life), $5.2 million was allocated to recipes (amortized over a 10-year life) and $56.3 million was allocated to excess purchase price over fair value of identifiable net assets acquired (amortized over a 35-year life). Such intangibles were identified by management based upon its evaluation of the business acquired. The allocation of the purchase price to trademarks and recipes was based upon a royalty savings methodology which determines the present value of the stream of royalties which the Company believes an independent third party would be willing to pay to obtain the use of such trademarks and recipes. The estimated useful life for these assets was based upon various factors which existed at the time of the acquisition, including the anticipated periods of benefit to be derived from the utilization of such assets in connection with executing a dual brand business strategy, increasing consumer demand for bagel products, the lack of a competitor with national brand awareness, the lack of regulatory limitations on the potential useful lives of such assets, the absence of any inherent or technological obsolescence for such assets, and in the case of trademarks, the long-lived nature of a primary brand name in the consumer marketplace.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

  The following represents the unaudited pro forma results of operations as if the combination had occurred at the beginning of the Company's fiscal year (in thousands of dollars, except per share data):

      Revenue........................................................... $25,683
      Net loss..........................................................   5,199
      Net loss per share................................................ $  0.55

  The pro forma information given above does not purport to be indicative of the results that actually would have been obtained if the operations were combined as of the beginning of the Company's fiscal year, and is not intended to be a projection of future results or trends.

6. COMMITMENTS

  In December 1995, Bagel Store Development Funding, L.L.C. ("Bagel Funding"), formerly Einstein Bros. Equity Funding, L.L.C., ("Bagel Funding") was formed to invest in existing and proposed area developers. Through April 21, 1996, Bagel Funding had raised $90.0 million (including an aggregate of $45.0 million in subscriptions receivable) and had invested a total of $21.9 million in area developers. Bagel Funding can require an area developer to redeem Bagel Funding's equity interest at a formula price in the event the Company acquires a majority interest in the area developer, and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest. In the event the Company's conversion and/or option rights expire unexercised under the area developer's secured loan agreement with the Company, as originally in effect, Bagel Funding will have the right to require, subject to the Company's prior consent, that the area developer undertake a firm commitment underwritten public offering of equity of the area developer. In the event the Company does not consent to a public offering, the area developer can be required to purchase Bagel Funding's unredeemed equity interest in the area developer at a formula price and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest. Also, in the event the Company does not acquire a majority interest in the area developer pursuant to the Company's conversion and/or option rights prior to the time such rights expire unexercised under the area developer's secured loan agreement with the Company, as originally in effect, Bagel Funding will have the right to request that the area developer seek to terminate its area developer and franchise agreements with the Company. If the Company does not consent to such termination, the area developer can be required to redeem Bagel Funding's equity interest in the area developer at a formula price, and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest.

7. SUBSEQUENT EVENT

  In May 1996, the Company entered into a secured revolving credit facility providing for borrowings of up to $45.0 million through April 30, 1998. Borrowing under the facility may be either floating rate loans with interest at the lender's base rate plus 1.0% or, at the Company's option, the rate offered in the interbank Eurodollar market for one-, two-, or three-month dollar deposits offered by the lender plus 3.0%. In addition, a commitment fee of .25% of the average daily unused portion of the loan is required. The facility contains covenants, among others, restricting other borrowings, prohibiting cash dividends, and requires the Company to maintain minimum interest coverage and cash flow ratios, specified store level sales and a minimum capital level. In May 1996, the Company utilized $39.6 million to repay the outstanding bridge loan from Boston Chicken, Inc. The Company's balance sheet as of April 21, 1996, gives effect to this refinancing as if it occurred as of the balance sheet date.

  In June 1996, the $120.0 million convertible loan to the Company was converted into 15,307,421 shares of common stock of the Company. The pro forma balance sheet gives effect to this conversion as if it had occurred on April 21, 1996.